Exhibit 10.1

LOAN AND SECURITY AGREEMENT

LASALLE BUSINESS CREDIT, LLC,

AS AGENT FOR STANDARD FEDERAL BANK NATIONAL ASSOCIATION,

ACTING THROUGH ITS DIVISION, LASALLE RETAIL FINANCE

The Lender

DREAMS, INC.

The Lead Borrower

For:

DREAMS, INC.

DREAMS FRANCHISE CORPORATION

DREAMS RETAIL CORPORATION

THE GREENE ORGANIZATION, INC.

DREAMS ENTERTAINMENT, INC.

DREAMS PRODUCTS, INC.

DREAMS PARAMUS, LLC

DREAMS/PRO SPORTS, INC.

FANSEDGE INCORPORATED

THE SPORTS COLLECTIBLES & AUCTION COMPANY, INC.

The Borrowers

June 3, 2005

TABLE OF CONTENTS

Article 1 - Definitions:		1

Article 2 - The Revolving Credit:		23

2.1.	Establishment of Revolving Credit	23
2.2.	Advances in Excess of Borrowing Base (OverLoans)	24
2.3.	Risks of Value of Collateral	24
2.4.	Commitment to Make Revolving Credit Loans and Support Letters of Credit	24
2.5.	Revolving Credit Loan Requests	25
2.6.	Suspension of Revolving Credit	26
2.7.	Making of Revolving Credit Loans	26
2.8.	The Loan Account	27
2.9.	The Revolving Credit Note	28
2.10.	Payment of The Loan Account	28
2.11.	Interest on Revolving Credit Loans	29
2.12.	Revolving Credit Commitment Fee	29
2.13.	Unused Line Fee	30
2.14.	Early Termination Fee	30
2.15.	Collateral Monitoring Fee	30
2.16.	Concerning Fees	31
2.17.	Lender’s Discretion	31
2.18.	Procedures For Issuance of L/C’s	32
2.19.	Fees For L/C’s	33
2.20.	Concerning L/C’s	34
2.21.	Changed Circumstances	35
2.22.	Designation of Lead Borrower as Borrowers’ Agent	36

Article 3 - Conditions Precedent:		36

3.1.	Corporate Due Diligence	36
3.2.	Opinion	37
3.3.	Additional Documents	37
3.4.	Officers’ Certificates	37
3.5.	Representations and Warranties	37
3.6.	Minimum Day One Availability	37
3.7.	Repayment of Existing Indebtedness	38
3.8.	Consents	38
3.9.	Material Agreements	38
3.10.	Litigation	38
3.11.	Perfection of Encumbrances	38
3.12.	Insurance	38
3.13.	All Fees and Expenses Paid	38
3.14.	No Default	38
3.15.	No Adverse Change	38

3.16.	Benefit of Conditions Precedent	39

Article 4 - General Representations, Covenants and Warranties:		39

4.1.	Payment and Performance of Liabilities	39
4.2.	Due Organization. Authorization. No Conflicts	39
4.3.	Trade Names	40
4.4.	Infrastructure	40
4.5.	Locations	41
4.6.	Encumbrances	41
4.7.	Indebtedness	42
4.8.	Insurance	42
4.9.	Licenses	42
4.10.	Capital Leases	43
4.11.	Requirements of Law	43
4.12.	Labor Relations	43
4.13.	Maintain Properties	44
4.14.	Taxes	44
4.15.	No Margin Stock	45
4.16.	Investment and Holding Company Status	45
4.17.	ERISA	45
4.18.	Hazardous Materials	46
4.19.	Litigation	46
4.20.	Dividends. Investments. Corporate Action	46
4.21.	Loans	47
4.22.	Protection of Assets	47
4.23.	Line of Business	47
4.24.	Affiliate Transactions	47
4.25.	Additional Subsidiaries	48
4.26.	Further Assurances	48
4.27.	Adequacy of Disclosure	49
4.28.	No Restrictions on Liabilities	49
4.29.	Other Covenants	49

Article 5 - Financial Reporting and Performance Covenants:		49

5.1.	Maintain Records	49
5.2.	Access to Records	50
5.3.	Immediate Notice to Lender	50
5.4.	Borrowing Base Certificate	52
5.5.	Monthly Reports	52
5.6.	Annual Reports	52
5.7.	Officers’ Certificates	53
5.8.	Inventories, Appraisals, and Audits	53
5.9.	Additional Financial Information	54
5.10.	Financial Performance Covenants	55

Article 6 - Use of Collateral:		56

6.1.	Use of Inventory Collateral	56
6.2.	Inventory Quality	56
6.3.	Adjustments and Allowances	56
6.4.	Validity of Accounts	56
6.5.	Notification to Account Debtors	56

Article 7 - Cash Management. Payment of Liabilities:		57

7.1	Depository Accounts	57
7.2.	Credit Card Receipts	57
7.3.	The Concentration, Blocked, and Operating Accounts	58
7.4.	Proceeds and Collections	58
7.5.	Payment of Liabilities	59
7.6.	The Operating Account	60

Article 8 - Grant of Security Interest:		60

8.1.	Grant of Security Interest	60
8.2.	Extent and Duration of Security Interest	61

Article 9 - Lender As Borrowers’ Attorney-In-Fact:		62

9.1.	Appointment as Attorney-In-Fact	62
9.2.	No Obligation to Act	62

Article 10 - Events of Default:		63

10.1.	Failure to Pay the Revolving Credit	63
10.2.	Failure To Make Other Payments	63
10.3.	Failure to Perform Covenant or Liability (No Grace Period)	63
10.4.	Failure to Perform Covenant or Liability (Grace Period)	63
10.5.	Misrepresentation	63
10.6.	Acceleration of Other Debt. Breach of Lease	63
10.7.	Default Under Other Agreements	64
10.8.	Uninsured Casualty Loss	64
10.9.	Attachment. Judgment. Restraint of Business	64
10.10.	Business Failure	64
10.11.	Bankruptcy	64
10.12.	Indictment - Forfeiture	65
10.13.	Challenge to Loan Documents	65
10.14.	Key Management	65
10.15.	Change in Control	65
10.16.	Credit Policies	65

Article 11 - Rights and Remedies Upon Default:		65

11.1.	Acceleration	65
11.2.	Rights of Enforcement	66
11.3.	Sale of Collateral	66
11.4.	Occupation of Business Location	67
11.5.	Grant of Nonexclusive License	67

11.6.	Assembly of Collateral	67
11.7.	Rights and Remedies	67

Article 12 - Notices:		67

12.1.	Notice Addresses	67
12.2.	Notice Given	68

Article 13 - Term:		69

13.1.	Termination of Revolving Credit	69
13.2.	Actions On Termination	69

Article 14 - General:		70

14.1.	Protection of Collateral	70
14.2.	Publicity	70
14.3.	Successors and Assigns	70
14.4.	Severability	70
14.5.	Amendments. Course of Dealing	70
14.6.	Power of Attorney	71
14.7.	Application of Proceeds	71
14.8.	Increased Costs	71
14.9.	Costs and Expenses of the Lender	72
14.10.	Copies and Facsimiles	72
14.11.	Massachusetts Law	72
14.12.	Consent to Jurisdiction	73
14.13.	Indemnification	73
14.14.	Rules of Construction	74
14.15.	Intent	75
14.16.	Participations	76
14.17.	Right of Set-Off	76
14.18.	Pledges To Federal Reserve Banks	76
14.19.	Maximum Interest Rate	76
14.20.	Waivers	76
14.21.	Additional Waivers	77

EXHIBITS

2.9	:	Revolving Credit Note
3.3	:	Additional Documents
4.2	:	Identification Numbers/Affiliates
4.3	:	Trade Names
4.5	:	Locations
4.6	:	Permitted Encumbrances
4.7	:	Permitted Indebtedness
4.8	:	Insurance
4.9	:	Licenses
4.10	:	Capital Leases
4.14	:	Taxes
4.19	:	Litigation
5.4	:	Borrowing Base Certificate
5.10(a)	:	Financial Performance Covenants
5.10(b)	:	Business Plan
7.1	:	DDA’s
7.2	:	Credit Card Agreements

v

LOAN AND SECURITY AGREEMENT

June 3, 2005

THIS AGREEMENT is made between

LaSalle Business Credit, LLC, as Agent for Standard Federal Bank National Association, acting through its division, LaSalle Retail Finance (the “Lender”), with offices at 25 Braintree Hill Office Park, Braintree, Massachusetts 02184,

and

Dreams, Inc. (in such capacity, the “Lead Borrower”), a Utah corporation with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324, as agent for the entities described on Schedule 1, annexed hereto (individually, a “Borrower” and collectively, the “Borrowers”):

in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

WITNESSETH:

Article 1 - Definitions:

As used herein, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

“Account Debtor”: Has the meaning given that term in the UCC.

“Accounts” and “Accounts Receivable”: Include, without limitation, “accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; arising out of the use of a credit or charge card or information contained on or used with that card; and winnings in a lottery or other game of chance; and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

“ACH”: Automated clearing house.

“Active Commitment”: Initially $6,000,000.00, until the aggregate of the unpaid principal balance of the Loan Account and the undrawn Stated Amount of L/C’s equals or exceeds $5,000,000.00, at which time the Active Commitment shall automatically increase to $8,000,000.00, until the aggregate of the unpaid principal balance of the Loan Account and the undrawn Stated Amount of L/C’s equals or exceeds $7,000,000.00, at which time the Active Commitment shall automatically increase to $10,000,000.00. The increase in the Active Commitment shall at all times be automatic, as described above, and shall not be dependent upon any other terms or conditions under this Agreement.

“Affiliate”: The following:

(a) With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person.

(b) Any Person which: is a parent, brother-sister, subsidiary, or affiliate, of a Borrower; could have such enterprise’s tax returns or financial statements consolidated with any Borrower; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which any Borrower is a member; or controls or is controlled by any Borrower.

“Applicable Law”: As to any Person: (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Appraised Inventory Liquidation Value”: The product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by (b) that percentage, determined from the then most recent appraisal of the Borrowers’ Inventory undertaken at the request of the Lender, to reflect the appraiser’s estimate of the net recovery on the Borrowers’ Inventory in the event of an in-store liquidation of that Inventory.

“Appraised Inventory Percentage”: (a) December 15 through August 15: eighty-five percent (85%); (b) August 16 through December 14: ninety percent (90%).

“Availability”: The result of the following:

(i) The lesser of

(A) The Revolving Credit Ceiling

or

(B) The Borrowing Base

Minus

(ii) The aggregate unpaid balance of the Loan Account.

Minus

(iii) The aggregate undrawn Stated Amount of all then outstanding L/C’s.

Minus

(iv) The aggregate of the Availability Reserves.

“Availability Reserves”: Such reserves as the Lender from time to time determines in the Lender’s reasonable discretion as being appropriate to reflect the impediments to the Lender’s ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(i) Rent: in an amount equal to two month’s rent for each of the Borrowers’ leased locations in Washington, Pennsylvania or Virginia (but only if a landlord’s waiver, acceptable to the Lender, has not been received by the Lender).

(ii) Customer Credit Liabilities:

(A) in an amount equal to fifty percent (50%) of the Borrowers’ net Customer Credit Liabilities with respect to gift certificates, merchandise credits and refunds, as reflected in the books and records of the Borrowers maintained in accordance with this Agreement; and

(B) in an amount equal to one hundred percent (100%) of the Borrowers’ net Customer Credit Liabilities with respect to customer deposits and layaway obligations.

(iii) Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which might have priority over the Collateral Interests of the Lender in the Collateral.

(iv) L/C Landing Costs.

(v) Self-Insurance Liabilities: in an amount sufficient in the reasonable determination of the Lender to cover all claims and other liabilities which are self-insured by the Borrowers, including, without limitation, medical and dental self insurance liabilities.

(vi) Consignment Merchandise: in an amount equal to one hundred percent (100%) of all accounts payable owed to consignors having a perfected security interest against any portion of the Collateral, as determined by the Lender on a monthly basis at the time of delivery to the Lender of the financial statements required by Section 5.5 of this Agreement.

(vii) Reserves for royalty payments which will be required to be paid in connection with any liquidation of Inventory.

“Bankruptcy Code”: Title 11, U.S.C., as amended from time to time.

“Blocked Account”: Any DDA into which the contents of any other DDA is transferred.

“Blocked Account Agreement”: An agreement, in form satisfactory to the Lender, which agreement recognizes the Lender’s Collateral Interest in the contents of the DDA which is the subject of such agreement and agrees that such contents shall be transferred only to the Concentration Account or as otherwise instructed by the Lender.

“Borrower” and “Borrowers”: Is defined in the Preamble.

“Borrowing Base”: The aggregate of the following:

(i) The lesser of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by the Inventory Advance Rate or (b) the Appraised Inventory Percentage of the Appraised Inventory Liquidation Value.

Plus

(ii) The face amount of Eligible Credit Card Receivables (net of Receivables Reserves) multiplied by the Credit Card Advance Rate.

Plus

(iii) The lesser of (a) The face amount of Eligible Third Party Receivables multiplied by the Receivables Advance Rate or (b) Three Million Dollars ($3,000,000.00).

“Borrowing Base Certificate”: Is defined in Section 5.4.

“Business Day”: Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or Ft. Lauderdale, Florida generally are not open to the general public for the purpose of conducting commercial banking business; or (c)

a day on which the principal office of the Lender is not open to the general public to conduct business.

“Business Plan”: The Borrowers’ business plan annexed hereto as EXHIBIT 5.10(b) and any revision, amendment, or update of such business plan to which the Lender has provided its written sign-off.

“Capital Expenditures”: The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

“Capital Lease”: Any lease which may be capitalized in accordance with GAAP.

“Change in Control”: The occurrence of any of the following:

(a) The acquisition, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 30% or more of the issued and outstanding capital stock of any Borrower having the right, under ordinary circumstances, to vote for the election of directors of such Borrower.

(b) The failure of Ross Tannenbaum and Sam Battistone to serve as directors of the Lead Borrower for any reason other than death or disability.

(c) The failure of the Lead Borrower to directly or indirectly own 100% of all issued and outstanding stock of each of the other Borrowers.

“Chattel Paper”: Has the meaning given that term in the UCC.

“Closing Date”: The date upon which the conditions precedent set forth in Article 3 hereof have been satisfied or waived and the first Revolving Credit Loans are to be made.

“Collateral”: Is defined in Section 8.1.

“Collateral Interest”: Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

“Collateral Monitoring Fee”: Is defined in Section 2.15.

“Commercial Tort Claim”: Has the meaning given that term in the UCC.

“Concentration Account”: Is defined in Section 7.1.

“Consolidated”: When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement or report (as applicable)

based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of the Borrowers.

“Cost”: The lower of (a) or (b), where:

(a) is the calculated cost of purchases, based upon the Borrowers’ accounting practices, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from: invoices received by the Borrowers; the Borrowers’ purchase journal; or the Borrowers’ stock ledger.

(b) is the cost equivalent of the lowest ticketed or promoted price at which the subject Inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrowers’ accounting system), which cost equivalent is determined in accordance with the retail method of accounting, reflecting the Borrowers’ historic business practices.

(“Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrower’s calculation of cost of goods sold).

“Costs of Collection”: Includes, without limitation, all attorneys’ reasonable fees and reasonable out-of-pocket expenses incurred by the Lender’s attorneys, and all reasonable out-of-pocket costs incurred by the Lender in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Lender, where such costs and expenses are related to or in respect of the Lender’s: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Lender’s Rights and Remedies and/or any of the rights and remedies of the Lender against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender’s option may bear interest at the then effective Prime Rate.

“Credit Card Advance Rate”: Eighty-five percent (85%).

“Customer Credit Liability”: Gift certificates, customer deposits, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of any Borrower to its retail customers and prospective customers.

“DDA”: Any checking or other demand daily depository account maintained by any Borrower other than any Exempt DDA.

“Default”: Any occurrence, or state of facts with respect to a Borrower which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

“Deposit Account”: Has the meaning given that term in the UCC and also includes all demand, time, savings, passbook, or similar accounts maintained with a bank.

“Dilution Factor”: The percentage reduction in collectibility of the subject Accounts and Accounts Receivable, as set forth in the then most recent field examination thereof and tested on a trailing twelve (12) month basis, with respect to items such as uncollectibility, dispute, contra, offset, credit write-off, return of goods and similar matters.

“Documentary L/C”: L/Cs issued pursuant to this Agreement, the drawing under which requires the delivery of bills of lading, airway bills or other similar types of documents of title.

“Documents”: Has the meaning given that term in the UCC.

“EBITDA”: The Borrowers’ Consolidated earnings before interest, taxes, depreciation, and amortization, each as determined in accordance with GAAP, and excluding any non-recurring gains or losses.

“Eligible Credit Card Receivables”: Accounts due to the Borrowers on a non-recourse basis from Visa, Mastercard, American Express Co., Discovercard, and other major credit card processors, in each case acceptable to the Lender in its reasonable discretion as arise in the ordinary course of business, which have been earned by performance and are deemed by the Lender in its discretion to be eligible for inclusion in the calculation of the Borrowing Base, and in each case with respect to which such credit card processors have entered into credit card agreements acceptable to the Lender. Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale;

(b) Accounts with respect to which the Borrowers do not have good, valid and marketable title thereto, free and clear of any Encumbrance (other than Encumbrances granted to the Lender and other Permitted Encumbrances);

(c) Accounts that are not subject to a perfected first priority security interest in favor of the Lender (other than Permitted Encumbrances);

(d) Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback); or

(f) Accounts which the Lender determines in its reasonable discretion to be uncertain of collection.

“Eligible Inventory”: All of the following: (a) such of the Borrowers’ finished goods Inventory (not duplicative of Eligible L/C Inventory) at such locations, and of such types, character, qualities and quantities, as the Lender in its reasonable discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Lender has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances (other than Permitted Encumbrances); and (b) Eligible L/C Inventory. Eligible Inventory shall not include Inventory which cannot be sold, including, without limitation, (i) damaged or defective goods, return to vendor merchandise, special order, layaways, samples and other similar categories; (ii) Inventory on consignment with any Borrower; (iii) supplies, (iv) work in process and raw materials; (v) prepaid Inventory; and (vi) Inventory in any other location other than the Borrowers’ stores or distribution centers.

“Eligible L/C Inventory”: Inventory (without duplication as to Eligible Inventory), the purchase of which is supported by a Documentary L/C then having an initial expiry of forty-five (45) or less days, due to be received at a Borrowers’ distribution center within forty-five (45) or less days, provided that:

(a) Such Inventory is of such types, character, qualities and quantities (net of Inventory Reserves) as the Lender in its discretion from time to time determines to be eligible for borrowing; and

(b) The Documentary L/C supporting such purchase names the Lender as consignee of the subject Inventory and the Lender has control over the documents which evidence ownership of the subject Inventory (such as by the providing to the Lender of a Customs Brokers Agreement in form reasonably satisfactory to the Lender).

“Eligible Third Party Receivables”: Accounts created by any Borrower which are and continue to be acceptable to the Lender in its reasonable discretion, which Accounts arise from the actual and bona fide sale and delivery of goods by any Borrower or rendition of services by any Borrower in the ordinary course of its business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto. Without limiting the foregoing, unless otherwise approved in writing by the Lender, none of the following shall be deemed to be Eligible Third Party Receivables:

(a) such Accounts are 90 days past invoice date or more than 60 days past due, as specified in the original invoice for them;

(b) such Accounts arise from sales on consignment, guarantied sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(c) such Accounts consist of amounts payable by franchisees, or arise from guaranteed sales made in connection with charity auctions;

(d) the chief executive office of the account debtor with respect to such Accounts is not located in the United States or Canada;

(e) such Accounts consist of progress billings, bill and hold invoices or retainage invoices, unless as to bill and hold invoices, Lender shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoices;

(f) the account debtor with respect to such Accounts has asserted a claim, counterclaim, defense or dispute any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by any Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(g) there are facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts or reduce the amount payable or delay payment thereunder;

(h) such Accounts are not subject to the first priority, valid and perfected security interest of Lender, and any goods giving rise thereto are subject to any liens except those permitted by this Agreement;

(i) the account debtor or an officer of the account debtor with respect to such Accounts is an officer of, or affiliated with, any Loan Party directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

(j) the account debtor with respect to such Accounts is any foreign government, the United States of America, or any political subdivision, department, agency or instrumentality of any thereof;

(k) there are proceedings or actions which are threatened or pending against the related account debtor which might result in any material adverse change in any such account debtor’s financial condition;

(l) such Accounts are owed by an account debtor who has Accounts unpaid more than sixty (60) days after the due date specified in the original invoice and which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

(m) such Accounts are owed by an account debtor whose total Accounts owed to any Borrower constitute in excess of twenty-five percent (25%) of the Borrowers’ Accounts, except that with respect to QVC, such Accounts constitute in excess of thirty percent (30%) of the Borrowers’ Accounts;

(n) the account debtor is subject to any insolvency or bankruptcy proceeding, or is insolvent;

(o) Accounts due from any account debtor with respect to the art division in excess of $250,000.00 at any time outstanding; or

(p) such Accounts are owed by an account debtor not deemed creditworthy at all times by Lender, as determined by Lender in its reasonable discretion.

“Employee Benefit Plan”: As defined in ERISA.

“Encumbrance”: Each of the following:

(a) A Collateral Interest or agreement to create or grant a Collateral Interest; the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b) The filing of any financing statement under the UCC or comparable law of any jurisdiction.

“End Date”: The date upon which all of the following conditions are met: (a) all payment Liabilities described in 13.2(a) have been paid in full and (b) all obligations of the Lender to make loans and advances and to provide other financial accommodations to the Borrowers hereunder shall have been irrevocably terminated and (c) those arrangements concerning L/C’s which are described in Section 13.2(b) have been made.

“Environmental Laws”: All of the following:

(a) Applicable Law which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b) The common law relating to damage to Persons or property from Hazardous Materials.

“Equipment”: Includes, without limitation, “equipment” as defined in the UCC, and also all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Borrower’s business, and any and all accessions or additions thereto, and substitutions therefor.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: Any Person which is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

“Events of Default”: Is defined in Article 10. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived by the Lender.

“Executive Officer(s)”: Ross Tannenbaum, David Greene, and any other Person who (without regard to title) is the successor to any of the foregoing or who exercises a substantial portion of the authority being exercised, at the execution of this Agreement, by any of the foregoing or a combination of such authority of more than one of the foregoing or who otherwise has control of any Borrower.

“Exempt DDA”: A depository account maintained by any Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

“Fiscal”: When followed by “month” or “quarter”, the relevant fiscal period based on the Borrowers’ fiscal year and accounting conventions (e.g. reference to “Fiscal 2005” is to the fiscal month of the Borrowers’ fiscal year ending in 2005). When followed by reference to a specific year, the fiscal year which ends in a month of the year to which reference is being made (e.g. if the Borrowers’ fiscal year ends in January 2005 reference to that year would be to the Borrowers’ “Fiscal 2005”).

“Fixtures”: Has the meaning given that term in the UCC.

“GAAP”: Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made; provided, however, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the Lender, (a) the Borrowers’ compliance with the financial performance covenants imposed pursuant to Section 5.12 shall be determined as if such Material Accounting Change had not taken place and (b) the

Lead Borrower shall include, with its monthly, quarterly, and annual financial statements a schedule, certified by the Lead Borrower’s chief financial officer, on which the effect of such Material Accounting Change on that statement shall be described.

“General Intangibles”: Includes, without limitation, “general intangibles” as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to any Borrower; credit memoranda in favor of any Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of any Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of any Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by any Borrower or credit extended or services performed, by any Borrower, whether intended for an individual customer or the general business of any Borrower, or used or useful in connection with research by any Borrower.

“Goods”: Has the meaning given that term in the UCC, and also includes all things movable when a security interest therein attaches and also all computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such manner that it customarily is considered part of the goods or (ii) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods.

“Guarantor”: Any guarantor of the Liabilities.

“Hazardous Materials”: Any substance which is defined or regulated as a hazardous material in or under any Environmental Law.

“Hedge Agreements”: All obligations of any Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Indebtedness”: All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

(a) In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

(b) In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

(c) On account of deposits or advances.

(d) As lessee under Capital Leases.

(e) In connection with any sale and leaseback transaction.

(f) On account of Hedge Agreements.

“Indebtedness” also includes:

(x) Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

(y) Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

(z) The Indebtedness of a partnership or joint venture for which such Person is liable as a general partner or joint venturer.

“Indemnified Person”: Is defined in Section 14.13.

“Instruments”: Has the meaning given that term in the UCC.

“Interest Payment Date”: With reference to:

Each LIBOR Loan: The last day of the Interest Period relating thereto (and on the last day of month three for any such loan which has a six month Interest Period); the Termination Date; and the End Date.

Each Prime Rate Loan: The first day of each month; the Termination Date; and the End Date.

“Interest Period”: The following:

(a) With respect to each LIBOR Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of, or conversion to, the subject LIBOR Loan and ending one, two, three, or six months thereafter, as the Lead Borrower may elect by notice (pursuant to Section 2.5) to the Lender.

(b) With respect to each Prime Rate Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to such Prime Rate Loan and ending on that date (i) as of which the subject Prime Rate Loan is converted to a LIBOR Loan, as the Lead Borrower may elect by notice (pursuant to Section 2.5) to the Lender, or (ii) on which the subject Prime Rate Loan is paid by the Borrowers.

(c) The setting of Interest Periods is in all instances subject to the following:

(i) Any Interest Period for a Prime Rate Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

(ii) Any Interest Period for a LIBOR Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

(iii) Subject to Subsection (iv), below, any Interest Period applicable to a LIBOR Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

(iv) Any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(v) The number of Interest Periods in effect at any one time is subject to Section 2.11(e) hereof.

“Inventory”: Includes, without limitation, “inventory” as defined in the UCC and also all: (a) Goods which are leased by a Person as lessor; are held by a Person for sale or lease or to be furnished under a contract of service; are furnished by a Person under a contract of service; or consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed or associated thereto; and (f) Documents which represent any of the foregoing.

“Inventory Advance Rate”: (a) December 15 through August 15: sixty-five percent (65%); (b) August 16 through December 14: seventy-five percent (75%).

“Inventory Reserves”: Such Reserves as may be established from time to time by the Lender in the Lender’s discretion with respect to the determination of the saleability of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:

(i) Obsolescence (based upon Inventory on hand beyond a given number of days).

(ii) Seasonality.

(iii) Shrinkage.

(iv) Imbalance.

(v) Change in Inventory character.

(vi) Change in Inventory composition

(vii) Change in Inventory mix.

(viii) Markdowns (both permanent and point of sale)

(ix) Retail markons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.

“Investment Property”: Has the meaning given that term in the UCC.

“Issuer”: The issuer of any L/C.

“L/C”: Any letter of credit (including standby L/Cs and Documentary L/Cs), the issuance of which is procured by the Lender for the account of any Borrower and any acceptance made on account of such letter of credit.

“L/C Landing Costs”: To the extent not included in the Stated Amount of an L/C, customs, duty, freight, and other out-of-pocket costs and expenses which will be expended to “land” the Inventory, the purchase of which is supported by such L/C.

“Lead Borrower”: Is defined in the Preamble.

“Lease”: Any lease or other agreement, no matter how styled or structured, pursuant to which any Borrower is entitled to the use or occupancy of any space.

“Leasehold Interest”: Any interest of a Borrower as lessee under any Lease.

“Lender”: Is defined in the Preamble to this Agreement.

“Lender’s Rights and Remedies”: Is defined in Section 11.7.

“Letter-of-Credit Right”: Has the meaning given that term in UCC and also refers to any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Liabilities”: Includes, without limitation, the following:

(a) All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(i) Any and all direct and indirect liabilities, debts, and obligations of each Borrower to the Lender, each of every kind, nature, and description.

(ii) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by any Borrower to the Lender (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender may hold against any Borrower.

(iii) All notes and other obligations of each Borrower now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

(iv) All interest, fees, and charges and other amounts which may be charged by the Lender to any Borrower and/or which may be due from any Borrower to the Lender from time to time.

(v) All costs and expenses incurred or paid by the Lender in respect of any agreement between any Borrower and the Lender or instrument furnished by any Borrower to the Lender (including, without limitation, Costs of Collection, attorneys’ reasonable fees, and all court and litigation costs and expenses).

(vi) Any and all covenants of each Borrower to or with the Lender and any and all obligations of each Borrower to act or to refrain from acting in accordance with any agreement between such Borrower and the Lender or instrument furnished by such Borrower to the Lender.

(vii) Each of the foregoing as if each reference to the “the Lender” were to each Affiliate of the Lender.

(b) Any and all direct or indirect liabilities, debts, and obligations of each Borrower to the Lender or any Affiliate thereof, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of, any Borrower pursuant to this or any other Loan Document, including cash management services, Hedge Agreements and the issuances of L/C’s.

“LIBOR Business Day”: Any day which is both a Business Day and a day on which the principal interbank market for LIBOR deposits in London in which LaSalle Bank participates is open for dealings in United States Dollar deposits.

“LIBOR Loan”: Any Revolving Credit Loan which bears interest at a LIBOR Rate.

“LIBOR Margin”: Two percent (2%).

“LIBOR Offer Rate”: That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Lender to be the highest prevailing rate per annum at which deposits on U.S. Dollars are offered to LaSalle Bank, by first-class banks in the London interbank market in which LaSalle Bank participates at or about 10:00AM (Boston Time) two (2) LIBOR Business Days before the first day of the Interest Period for the subject LIBOR Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period.

“LIBOR Rate”: That per annum rate which is the aggregate of the LIBOR Offer Rate plus the LIBOR Margin except that, in the event that the Lender determines that the Lender may be subject to the Reserve Percentage, the “LIBOR Rate” shall mean, with respect to any LIBOR Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all LIBOR Loans thereafter made, an interest rate per annum equal the sum of (a) plus (b), where:

(a) is the decimal equivalent of the following fraction:

LIBOR Offer Rate
1 minus Reserve Percentage

(b) is the applicable LIBOR Margin.

“Loan Account”: Is defined in Section 2.8.

“Loan Documents”: This Agreement and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction with the Lender or any Affiliate of the Lender, including, without limitation, any transaction which arises out of any cash management, depository, investment, letter of credit, Hedge Agreement, interest rate protection, or equipment leasing services provided by the Lender or any Affiliate of the Lender, as each may be amended from time to time.

“Lockbox”: An arrangement to which a Borrower is a party, pursuant to which payments on account of such Borrower’s Receivables Collateral are made to a post office box, access to which is limited to a bank which processes such payments and forwards the proceeds thereof in accordance with instructions provided by such Borrower.

“Material Accounting Change”: Any change in GAAP applicable to accounting periods subsequent to the Borrowers’ fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrowers’ Consolidated financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrowers, when compared with such condition or results as if such change had not taken place or where preparation of the Borrowers’ statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5.12 where such a breach would not have occurred if such change had not taken place or visa versa.

“Material Adverse Effect”: A material adverse effect individually or in the aggregate on (a) the business, operations, property, assets, or financial condition of (i) the Borrowers taken as a whole, or (ii) any Borrower, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Lender hereunder or thereunder.

“Maturity Date”: June 3, 2008.

“Operating Account”: Is defined in Section 7.1.

“OverLoan”: A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, immediately after its having been made, Availability is less than zero.

“Participant”: Is defined in Section 14.16, hereof.

“Payment Intangible”: As defined in the UCC and also any general intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Permitted Encumbrances”: Shall mean any of the following:

(a) Encumbrances in favor of the Lender.

(b) Those Encumbrances (if any) listed on EXHIBIT 4.6, annexed hereto.

(c) Encumbrances for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers in accordance with GAAP, and provided further that, no notice of tax lien has been filed with respect thereto.

(d) Encumbrances in respect of property or assets imposed by law in the ordinary course of business, such as carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or similar Encumbrances arising in the ordinary course of business which (i) are not overdue and do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrowers, or (ii) are being contested in good faith by a Borrower, by appropriate proceedings diligently instituted and conducted, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Encumbrance, and as to which adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefore.

(e) Encumbrances, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (other than any Encumbrances imposed by ERISA).

(f) Deposits to secure the performance of tenders, bids, sales, trade and government contracts, leases, statutory obligations, surety, appeal, and supersedeas bonds, customs, performance and return-of-money bonds and other obligations of a like nature in the ordinary course of business (exclusive of obligations in respect of the payment of borrowed money) whether pursuant to statutory requirements, common law or consensual arrangements.

(g) Easements, rights of way, leases, zoning or deed restrictions, licenses, covenants, building, restrictions, minor defects or irregularities in title and other similar real estate encumbrances incurred in the ordinary course of business that in the aggregate do not materially interfere with the conduct of the business of the Borrowers; defects and irregularities in titles, survey exceptions, encumbrances, easements or reservations of others for rights-of-way, roads, pipelines, railroad crossings, services, utilities or other similar purposes; outstanding mineral rights or reservations (including rights with respect to the removal of material resource) which do not materially diminish the value of the surface estate, assuming usage of such surface estate similar to that being carried on by any Borrower as of the effective date.

(h) Any interest or title of a lessor under any lease entered into by any Borrower in the ordinary course of business not in violation of the Loan Documents.

(i) Any interest or title of any lessee under any leases or subleases of real property of a Borrower not in violation of the requirements of the Loan Documents, provided that all such Encumbrances do not in the aggregate materially detract from the value of such Borrower’s property or materially impair the use thereof in the operation of such Borrower’s business.

(j) Encumbrances arising from financing statements regarding property subject to Capital Leases not in violation of the requirements of the Loan Documents, provided that such Encumbrances are only in respect of the property subject to, and secure only, the respective lease.

(k) Encumbrances arising from judgments, decrees or attachments in existence less than 60 days after the entry thereof, with respect to which execution has been stayed in circumstances not constituting an Event of Default under Section 10.9, provided no cash or other property is deposited or delivered to secure any respective judgment or award (or any appeal bond, except as provided in clause d, above).

(l) Purchase money Encumbrances which are placed upon Equipment used in the ordinary course of business of a Borrower or any Subsidiary to secure Indebtedness incurred to pay or finance all or a portion of the purchase price or other cost thereof, provided that the Encumbrance on the Equipment so acquired does not encumber any other asset of such Borrower or any such Subsidiary; provided that (i) the Encumbrances outstanding from time to time under this clause (l) shall not secure any Indebtedness other than Permitted Indebtedness described in clause (b) of such definition, and (ii) if requested by the Lender, the holder of such Encumbrance has entered into an agreement related to the use of such Equipment in a form satisfactory to the Lender to the extent that the Lender determines that such Equipment is necessary to the operation or liquidation of the business of any Borrower.

The inclusion of the foregoing as “Permitted Encumbrances” shall not limit or impair the right of the Lender to impose Reserves on account thereof in accordance with the provisions of this Agreement.

“Permitted Indebtedness”: Any of the following:

(a) Indebtedness incurred under this Agreement and the other Loan Documents including any Indebtedness on account of the Revolving Credit.

(b) Indebtedness on account of Equipment acquired in compliance with the requirements of subparagraph (l) of the definition of Permitted Encumbrances, the incurrence of which would not otherwise be prohibited by this Agreement; provided that such Indebtedness shall not exceed $1,000,000.00 in the aggregate at any time outstanding.

(c) Indebtedness consisting of all obligations of a Borrower or any Subsidiary as lessee under Capital Leases, provided that (A) at the time of any incurrence thereof after the date hereof, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; and (B) the aggregate outstanding principal amount (using the obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this clause (d) shall not exceed $1,000,000.00 in the aggregate principal amount outstanding at any time.

(d) Indebtedness of a Borrower or any Subsidiary under any Hedge Agreement other than for speculative purposes with the Lender or an Affiliate of the Lender.

(e) The Indebtedness listed on EXHIBIT 4.7, annexed hereto.

(g) Intercompany indebtedness between and among the Lead Borrower and the other Borrower.

“Person”: Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

“Prime Rate Loan”: Each Revolving Credit Loan while bearing interest at the Prime Rate.

“Prime Rate”: The Prime Rate announced from time to time by LaSalle Bank (or any successor in interest to LaSalle Bank). In the event that said bank (or any such successor) ceases to announce such a rate, “Prime” shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Prime Rate. Any change in “Prime” shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index “Prime” is being set.

“Proceeds”: Includes, without limitation, “Proceeds” as defined in the UCC and each type of property described in Section 8.1 hereof.

“Receipts”: All cash, cash equivalents, money, checks, credit card slips, receipts and other Proceeds from any sale of the Collateral.

“Receivables Advance Rate”: Eighty-five percent (85%)(exclusive of Eligible Third Party Receivables consisting of Accounts arising from the sale of artwork or from contract appearances); and Eighty percent (80%) (Eligible Third Party Receivables consisting of Accounts arising from the sale of artwork or from contract appearances); subject to reduction if the Dilution Factor is greater than five percent (5%), in an amount to be determined by the Lender from time to time, in the Lender’s sole discretion. Notwithstanding the foregoing, the Receivables Advance Rate shall be Seventy-five percent (75%) until the Borrowers establish written credit policies and improve credit approval processes to the reasonable satisfaction of the Lender.

“Receivables Collateral”: That portion of the Collateral which consists of Accounts, Accounts Receivable, General Intangibles, Chattel Paper, Instruments, Documents, Investment Property, Payment Intangibles, Letter-of-Credit Rights, bankers’ acceptances, and all other rights to payment.

“Requirements of Law”: As to any Person:

(a) Applicable Law.

(b) That Person’s organizational documents.

(c) That Person’s by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserve Percentage”: The decimal equivalent of that rate applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of the Lender with respect to “Eurocurrency liabilities” as defined in such regulations. The Reserve Percentage applicable to a particular LIBOR Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

“Reserves”: The following: Availability Reserves and Inventory Reserves.

“Revolving Credit”: Is defined in Section 2.1.

“Revolving Credit Ceiling”: $10,000,000.00.

“Revolving Credit Commitment Fee”: Is defined in Section 2.12.

“Revolving Credit Early Termination Fee”: Is defined in Section 2.14.

“Revolving Credit Loans”: Loans made under the Revolving Credit, except that where the term “Revolving Credit Loan” is used with reference to available interest rates applicable to the loans under the Revolving Credit, it refers to so much of the unpaid principal balance of the Loan Account as bears the same rate of interest for the same Interest Period. (See Section 2.11(d)).

“Revolving Credit Note”: Is defined in Section 2.9.

“Stated Amount”: The maximum amount for which an L/C may be honored.

“Subsidiary”: Any corporation, association, partnership, limited liability company, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding voting interests.

“Supporting Obligation”: Has the meaning given that term in the UCC and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Tangible Net Worth”: Shareholders Equity minus deferred taxes, intangible assets, and goodwill.

“Termination Date”: The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10.11, below; or (c) the Lender’s notice to the Lead Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 10.11, below; or (d) that date, ninety (90) days irrevocable written notice of which is provided by the Lead Borrower to the Lender.

“UCC”: The Uniform Commercial Code as in effect from time to time in Massachusetts.

“Unused Line Fee”: Is defined in Section 2.13(a).

Article 2 - The Revolving Credit:

2.1. Establishment of Revolving Credit

(a) The Lender hereby establishes a revolving line of credit (the “Revolving Credit”) in the Borrowers’ favor pursuant to which the Lender, subject to, and in accordance with, this Agreement, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrowers as provided herein.

(b) Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability. The Borrowing Base and Availability shall be determined by the Lender by reference to Borrowing Base Certificates furnished as provided in Section 5.4, below, and shall be subject to the following:

(i) Such determination shall take into account such Reserves as the Lender may determine as being applicable thereto.

(ii) The Cost of Eligible Inventory will be determined in a manner consistent with current tracking practices, based on the Borrowers’ stock ledger inventory.

(c) The proceeds of borrowings under the Revolving Credit shall be used solely to (i) repay existing indebtedness, and (ii) fund the working capital needs of the Borrowers, including Capital Expenditures in accordance with the Business Plan, all solely to the extent permitted by this Agreement. No proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrowers other than in the ordinary course of the Borrowers’ business and consistent with the provisions of this Agreement.

2.2. Advances in Excess of Borrowing Base (OverLoans).

(a) The Lender does not have any obligation to the Borrowers to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrowers where the result of such loan, advance, or credit is an OverLoan.

(b) The Lender’s providing of an OverLoan on any one occasion does not affect the obligations of the Borrowers hereunder (including the Borrowers’ obligation to immediately repay any amount which otherwise constitutes an OverLoan) nor obligate the Lender to do so on any other occasion.

2.3. Risks of Value of Collateral. The Lender’s reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Lender relative to the actual value of the asset in question. All risks concerning the value of the Collateral are and remain upon the Borrowers. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

2.4. Commitment to Make Revolving Credit Loans and Support Letters of Credit. Subject to the provisions of this Agreement, the Lender shall make a loan or advance under the Revolving Credit and shall endeavor to have an L/C issued for the account of the Lead Borrower, in each instance if duly and timely requested by the Lead Borrower as provided herein provided that:

(a) No OverLoan is then outstanding and none will result therefrom.

(b) No Default then exists or will arise therefrom.

2.5. Revolving Credit Loan Requests.

(a) Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Lead Borrower in such manner as may from time to time be acceptable to the Lender.

(b) Subject to the provisions of this Agreement, the Lead Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Lender by no later than the following:

(i) If such Revolving Credit Loan is to be or is to be converted to a Prime Rate Loan: By 11:30 AM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted. Base Margin Loans requested by the Lead Borrower, other than those resulting from the conversion of a LIBOR Loan, shall not be less than $10,000.00.

(ii) If such Revolving Credit Loan is to be, or is to be continued as, or converted to, a LIBOR Loan: By 1:00 PM three (3) LIBOR Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period. LIBOR Loans and conversions to LIBOR Loans shall each be not less than $500,000.00 and in increments of $100,000.00 in excess of such minimum.

(iii) Any LIBOR Loan which matures while any Borrower is in Default shall be converted, at the option of the Lender, to a Prime Rate Loan notwithstanding any notice from the Lead Borrower that such Loan is to be continued as a LIBOR Loan.

(c) Any request for a Revolving Credit Loan or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or LIBOR Business Day, as applicable.

(d) The Lead Borrower may request that the Lender cause the issuance by the Issuer of L/C’s for the account of the Borrowers as provided in Section 2.17.

(e) The Lender may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Lender, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Lead Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Lender’s being furnished with such documentation concerning that Person’s authority to act as may be satisfactory to the Lender.

(f) A request by the Lead Borrower for loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by each Borrower that as of the date of such request, each of the following is true and correct:

(i) There has been no material adverse change in the Borrowers’ financial condition from the most recent financial information furnished Lender pursuant to this Agreement.

(ii) All or a portion of any loan or advance so requested will be set aside by the Borrowers to cover the Borrowers’ obligations for sales tax on account of sales since the then most recent borrowing pursuant to the Revolving Credit.

(iii) Each representation which is made herein or in any of the Loan Documents is then true and complete in all material respects as of and as if made on the date of such request.

(iv) Unless accompanied by a written Certificate of the Lead Borrower’s President or its Chief Financial Officer describing (in reasonable detail) the facts and circumstances thereof and the steps (if any) being taken to remedy such condition, that no Borrower is in Default.

2.6. Suspension of Revolving Credit. If, at any time or from time to time, a Default exists:

(a) The Lender may suspend the Revolving Credit immediately, in which event, the Lender shall not be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation hereunder or to seek the issuance of any L/C; and

(b) The Lender may suspend the right of the Lead Borrower to request any LIBOR Loan or to convert any Prime Rate Loan to a LIBOR Loan.

2.7. Making of Revolving Credit Loans.

(a) A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Lead Borrower.

(b) A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrowers shall be indebted to the Lender for the amount thereof immediately) at the following:

(i) The Lender’s initiation of the transfer of the proceeds of such loan or advance in accordance with the Lead Borrower’s instructions (if such loan or advance is of funds requested by the Lead Borrower).

(ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).

(c) Absent gross negligence or willful misconduct, there shall not be any recourse to or liability of the Lender on account of:

(i) Any delay in the making of any loan or advance requested under the Revolving Credit.

(ii) Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

(iii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Lender in accordance with wire instructions provided to the Lender by the Lead Borrower.

2.8. The Loan Account.

(a) An account (“Loan Account”) shall be opened on the books of the Lender in which a record shall be kept of all loans and advances made under the Revolving Credit.

(b) The Lender shall also keep a record (either in the Loan Account or elsewhere, as the Lender may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Lender on account of the Liabilities and of all credits against such amounts so owed.

(c) All credits against the Liabilities shall be conditional upon final payment to the Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Lender or is disgorged for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which any Borrower is obligated hereunder are payable on demand. In the determination of Availability, the Lender may deem fees, service charges, accrued interest, and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

(e) The Lender, without the request of the Lead Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which Lender is entitled from any Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that an OverLoan may result thereby. Such action on the part of the Lender shall not constitute a waiver of the Lender’s rights and the Borrowers’ obligations under Section 2.10(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.8(e) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

(f) Any statement rendered by the Lender to the Lead Borrower concerning the Liabilities shall be considered correct and accepted by each Borrower and shall be conclusively binding upon each Borrower unless the Lead Borrower provides the Lender with written objection thereto within twenty (20) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Lender’s books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

2.9. The Revolving Credit Note. The Borrowers’ obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by a note (the “Revolving Credit Note”) in the form of EXHIBIT 2.9, annexed hereto, executed by the Borrowers. Neither the original nor a copy of the Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that the Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrowers shall execute a replacement thereof and deliver such replacement to the Lender.

2.10. Payment of The Loan Account.

(a) The Borrowers may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

(b) The Borrowers, without notice or demand from the Lender shall pay the Lender that amount, from time to time, which is necessary so that there is no OverLoan outstanding.

(c) The Borrowers shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

(d) The Lender shall endeavor to cause the application of payments (if any), pursuant to Sections 2.10(a) and 2.10(b) against LIBOR Loans then outstanding in such manner as results in the least cost to the Borrowers, but shall not have any affirmative obligation to do so nor liability on account of the Lender’s failure to have done so. In no event shall action or inaction taken by the Lender excuse any Borrower from any indemnification obligation under Section 2.10(e).

(e) The Borrowers shall indemnify the Lender and hold the Lender harmless from and against any loss, cost or expense (including amounts payable by the Lender on account of “breakage fees” (so-called)) which the Lender may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of the following:

(i) Default by any Borrower in payment of the principal amount of or any interest on any LIBOR Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Lender in order to maintain its LIBOR Loans.

(ii) Default by any Borrower in making a borrowing or conversion after the Lead Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another.

(iii) The making of any payment on a LIBOR Loan or the making of any conversion of any such Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto.

2.11. Interest on Revolving Credit Loans.

(a) Each Revolving Credit Loan shall bear interest at the Prime Rate unless timely notice is given (as provided in Section 2.5) that the subject Revolving Credit Loan (or a portion thereof) is, or is to be converted to, a LIBOR Loan.

(b) Each Revolving Credit Loan which consists of a LIBOR Loan shall bear interest at the applicable LIBOR Rate.

(c) Subject to, and in accordance with, the provisions of this Agreement, the Lead Borrower may cause all or a part of the unpaid principal balance of the Loan Account to bear interest at the Prime Rate or the LIBOR Rate as specified from time to time by the Lead Borrower by notice to the Lender.

(d) For ease of reference and administration, each part of the Loan Account which bears interest at the same rate interest and for the same Interest Period is referred to herein as if it were a separate “Revolving Credit Loan”.

(e) The Lead Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Prime Rate, there are more than four (4) LIBOR Rates applicable to the Revolving Credit Loans at any one time.

(f) The Borrowers shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears as follows:

(i) On the applicable Interest Payment Date for that Revolving Credit Loan.

(ii) On the Termination Date and on the End Date.

(iii) Following the occurrence of any Event of Default, with such frequency as may be determined by the Lender.

(g) Following the occurrence of any Event of Default (and whether or not the Lender exercises the Lender’s rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Lender, at the rate then in effect plus two percent (2%) per annum.

2.12. Revolving Credit Commitment Fee.

(a) In consideration of the commitment to make loans and advances to the Borrowers under the Revolving Credit, and to maintain sufficient funds available for such purpose, there has been fully earned as of the Closing Date, and the Borrowers shall pay to the Lender, the “Revolving Credit Commitment Fee” (so referred to herein) of $50,000.00.

(b) The Revolving Credit Commitment Fee shall be paid as follows: $25,000.00 of the Revolving Credit Commitment Fee shall have been paid on or before the Closing Date. $12,500.00 of the Revolving Credit Commitment Fee shall be paid on the earlier of the Termination

Date or June 3, 2006, and $12,500.00 of the Revolving Credit Commitment Fee shall be paid on the earlier of the Termination Date or June 3, 2007.

(c) Upon the termination of the Revolving Credit or upon the occurrence of any Event of Default described in Section 10.11, and at the option of the Lender upon the occurrence of any other Event of Default, any remaining installments of the Revolving Credit Commitment Fee shall be immediately due and payable.

2.13. Unused Line Fee. In addition to any other fee to be paid by the Borrowers on account of the Revolving Credit, the Borrowers shall pay the Lender the “Unused Line Fee” (so referred to herein) of 0.50% per annum of the average difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date) between the Active Commitment and the aggregate of the unpaid principal balance of the Loan Account and the undrawn Stated Amount of L/C’s outstanding during the relevant period. The Unused Line Fee shall be paid in arrears, on the first day of each month after the execution of this Agreement and on the Termination Date.

2.14. Early Termination Fee.

(a) (i) In the event that the Termination Date occurs, for any reason, prior to the Maturity Date, the Borrowers shall pay to the Lender the “Revolving Credit Early Termination Fee” (so referred to herein) in the amount set forth below:

TERMINATION DATE	AMOUNT
On or before June 3, 2006	$300,000.00
From and after June 3, 2006 and on or before June 3, 2007	$200,000.00
From and after June 3, 2007	$100,000.00

(ii) All parties to this Agreement agree and acknowledge that they will have suffered damages on account of the early termination of the Revolving Credit and that, in view of the difficulty in ascertaining the amount of such damages, that the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate on account thereof.

2.15. Collateral Monitoring Fee. In addition to any other fee or expense to be paid by the Borrowers on account of the Revolving Credit, the Borrowers shall pay the Lender the “Collateral Monitoring Fee” (so referred to herein) of $1,000.00 per month. The Collateral Monitoring Fee shall be paid on the first day of each month after the execution of this Agreement in monthly installments of $1,000.00 each. The full amount of the Collateral Monitoring Fee has been earned in full by the Lender as of the Closing Date. Upon the Termination Date, the amount of the Collateral Monitoring Fee that would be payable through the Maturity Date shall be due and payable in full.

2.16. Concerning Fees. The Borrowers shall not be entitled to any credit, rebate or repayment of any fee earned by the Lender pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Lender’s obligation to make loans and advances hereunder.

2.17. Lender’s Discretion.

(a) Each reference in the Loan Documents to the exercise of discretion or the like by the Lender shall be to the Lender’s exercise of its judgment, in good faith (which shall be presumed), based upon such information of which that Person then has actual knowledge.

(b) In the exercise of such discretion, the following may be taken into account.

(i) The reasonable anticipation: of an adverse change to the value of the Collateral; the enforceability of the Lender’s Collateral Interests therein; or the amount which the Lender would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender’s realizing upon the Collateral and likely Costs of Collection).

(ii) The content, completeness, and accuracy of any report or financial information delivered to the Lender by or on behalf of any Borrower and the manner by which such report or financial information was prepared.

(iii) The existence of circumstances which suggest an increase in the likelihood that any Borrower may become the subject of a bankruptcy or insolvency proceeding.

(iv) The existence of circumstances suggest that any Borrower is in Default.

(c) In the exercise of such discretion, the Lender also may take into account any of the following factors:

(i) Those included in, or tested by, the definitions of “Eligible Credit Card Receivables,” “Eligible Inventory”, “Eligible Third Party Receivables”, and “Cost”.

(ii) The current financial and business climate of the industry in which the Borrowers compete (having regard for the Borrowers’ position in that industry).

(iii) General macroeconomic conditions which have a material effect on the Borrowers’ cost structure.

(iv) Material changes in or to the mix of the Borrowers’ Inventory.

(v) Seasonality with respect to the Borrowers’ Inventory and patterns of retail sales.

(vi) Such other factors as the Lender reasonably determine as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrowers.

(d) The burden of establishing the failure of the Lender to have acted in a reasonable manner in the Lender’s exercise of such discretion shall be the Borrowers’ and may be made only by clear and convincing evidence.

2.18. Procedures For Issuance of L/C’s.

(a) The Lead Borrower may request that the Lender cause the issuance by the Issuer of L/C’s for the account of any Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Lender.

(b) The Lender will endeavor to cause the issuance of any L/C so requested by the Lead Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2.6 and if so issued:

(i) The aggregate Stated Amount of all L/C’s then outstanding, does not exceed Two Million Dollars ($2,000,000.00).

(ii) The expiry of the L/C is not later than the earlier of thirty (30) days prior to the Maturity Date or the following:

(A) Standby’s: One (1) year from initial issuance.

(B) Documentary’s: Ninety (90) days from issuance.

(iii) If the expiry of an L/C is later than the Maturity Date, it is 105% cash collateralized at its issuance.

(iv) An OverLoan will not result from the issuance of the subject L/C.

(c) Each Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.

(d) Absent gross negligence or willful misconduct, there shall not be any recourse to, nor liability of, the Lender on account of

(i) Any delay or refusal by an Issuer to issue an L/C;

(ii) Any action or inaction of an Issuer on account of or in respect to, any L/C.

(e) The Borrowers shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place. The Lender, without the request of any Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which any Borrower, the Issuer, or the

Lender becomes obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not any Borrower is in Default or such advance would result in an OverLoan. Such action shall not constitute a waiver of the Lender’s rights under Section 2.10(b) hereof.

2.19. Fees For L/C’s.

(a) The Borrowers shall pay to the Lender a fee, on account of L/C’s, the issuance of which had been procured by the Lender, monthly in arrears, and on the Termination Date and on the End Date, equal to 2.00% per annum of the weighted average Stated Amount of all L/C’s outstanding during the period in respect of which such fee is being paid with respect to all Standby L/C’s, and 1.50% per annum of the weighted average Stated Amount of all L/C’s outstanding during the period in respect of which such fee is being paid with respect to all Documentary L/C’s; except that, following the occurrence of any Event of Default, such fee shall be increased by two percent (2%) per annum.

(b) In addition to the fees to be paid as provided in Subsection 2.18(a), above, the Borrowers shall pay to the Lender (or to the Issuer, if so requested by Lender), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

(c) If any change in Applicable Law shall either:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Lender or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii) impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2.18(c)(i) or 2.18(c)(ii), above, shall be to increase the cost to the Lender or to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer’s reasonable allocation among the Lender’s or Issuer’s letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Lender and delivery by the Lender to the Lead Borrower of a certificate of an officer of the Lender or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on the Lender or such Issuer, and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Lender, from time to time as specified by the Lender, such amounts as shall be sufficient to compensate the Lender or the subject Issuer for such increased cost. The Lender’s or any Issuer’s determination of costs incurred under Section 2.18(c)(i) or 2.18(c)(ii), above, and the allocation, if any, of such costs among the Borrowers and other letter of credit customers of the Lender or such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer’s certificate, shall be conclusive and binding on the Borrowers.

2.20. Concerning L/C’s.

(a) None of the Issuer, the Issuer’s correspondents, the Lender or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i) The performance by any beneficiary under any L/C of that beneficiary’s obligations to any Borrower.

(ii) The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

(b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c) Unless otherwise agreed to, in the particular instance, each Borrower hereby authorizes any Issuer to:

(i) Select an advising bank, if any.

(ii) Select a paying bank, if any.

(iii) Select a negotiating bank.

(d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrowers. The Issuer shall have discharged the Issuer’s obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). Neither the Lender nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

(e) Lender’s and the Issuer’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Lead Borrower, Documentary L/C’s will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and standby L/C’s will be governed by International Standby Practices ISP98 (adopted by the International Chamber of Commerce on April 6, 1998) and any respective subsequent revisions thereof.

(g) The obligations of the Borrowers under this Agreement with respect to L/C’s are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

(ii) Any Borrower’s consent to any amendment or waiver of, or consent to the departure from, any L/C.

(iii) The existence of any claim, set-off, defense, or other right which any Borrower may have at any time against the beneficiary of any L/C.

(iv) Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

2.21. Changed Circumstances.

(a) The Lender may advise the Lead Borrower that the Lender has made the good faith determination (which determination shall be final and conclusive) of any of the following:

(i) Adequate and fair means do not exist for ascertaining the rate for LIBOR Loans.

(ii) The continuation of or conversion of any Revolving Credit Loan to a LIBOR Loan has been made impracticable or unlawful by the occurrence of a contingency that materially and adversely affects the applicable market or the compliance by the Lender or any Revolving Credit Lender in good faith with any Applicable Law.

(iii) The indices on which the interest rates for LIBOR Loans are based shall no longer represent the effective cost to the Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates.

(b) In the event that the Lender advises the Lead Borrower of an occurrence described in Section 2.20(a), then, until the Lender notifies the Lead Borrower that the circumstances giving rise to such notice no longer apply:

(i) The obligation of to make loans of the type affected by such changed circumstances or to permit the Lead Borrower to select the affected interest rate as otherwise applicable to any Revolving Credit Loans shall be suspended.

(ii) Any notice which the Lead Borrower had given the Lender with respect to any LIBOR Loan, the time for action with respect to which has not occurred prior to the Lender’s having given notice pursuant to Section 2.20(a), shall be deemed at the option of the Lender to not having been given.

2.22. Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain loans and advances under the Revolving Credit, the proceeds of which shall be available to each Borrower for those uses as those set forth in Section 2.1(c). As the disclosed principal for its agent, each Borrower shall be obligated to the Lender on account of loans and advances so made under the Revolving Credit as if made directly by the Lender to that Borrower, notwithstanding the manner by which such loans and advances are recorded on the books and records of the Lead Borrower and of any Borrower.

(b) Each Borrower recognizes that credit available to it under the Revolving Credit is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to fully, faithfully, and punctually discharge all Liabilities of all of the Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Revolving Credit Loan.

(d) The proceeds of each loan and advance provided under the Revolving Credit which is requested by the Lead Borrower shall be deposited into the Operating Account or as otherwise indicated by the Lead Borrower. The Lead Borrower shall cause the transfer of the proceeds thereof to the (those) Borrower(s) on whose behalf such loan and advance was obtained. The Lender shall not have any obligation to see to the application of such proceeds.

Article 3 - Conditions Precedent:

As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 3.1 through and including 3.4 (each in form and substance satisfactory to the Lender) shall have been delivered to the Lender, and the conditions respectively described in Sections 3.5 through and including 3.17, shall have been satisfied:

3.1. Corporate Due Diligence.

(a) Certificates of corporate good standing for each Borrower issued by the Secretary of State for the state in which each Borrower is incorporated.

(b) Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each state in which the nature of each Borrower’s business conducted or assets owned would require such qualification.

(c) A Certificate of each Borrower’s Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

3.2. Opinion. An opinion of counsel to the Borrowers in form and substance satisfactory to the Lender.

3.3. Additional Documents. Such additional instruments and documents as the Lender or its counsel reasonably may require or request including, without limitation, the documents listed on EXHIBIT 3.3 hereto.

3.4. Officers’ Certificates. Certificates executed by the Chief Executive Officer, Secretary and Treasurer of the Lead Borrower which state that:

(a) Such officer, acting on behalf of the Borrowers, has reviewed each of the Loan Documents and has had the benefit of independent counsel (Attorneys Adorno & Yoss) of the Lead Borrower’s selection in connection with the review and negotiation of the Loan Documents. In particular, and without limiting the generality of such review, the following provisions of the Loan Documents have been brought to the attention of the undersigned by such counsel:

(i) The waiver of the right to a trial by jury in connection with controversies arising out of the loan arrangement contemplated by the Loan Documents.

(ii) The designation of, and submission to the exclusive jurisdiction and venue of, certain courts.

(iii) Various other waivers and indemnifications included therein.

(iv) The circumstances under which the Liabilities could be accelerated and the grace periods available with respect to certain Events of Default.

(b) The representations and warranties made by the Borrowers to the Lender in the Loan Documents are true and complete in all material respects as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

3.5. Representations and Warranties. Each of the representations made by or on behalf of each Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of each Borrower shall be true and complete in all material respects as of the date as of which such representation or warranty was made.

3.6. Minimum Day One Availability. After giving effect to the first funding under the Revolving Credit, Availability shall not be less than $1,000,000.00. In addition, the Borrowers must demonstrate a level of Availability for a minimum of the twelve (12) month period from the Closing Date satisfactory to the Lender, based upon the terms of this Agreement and the Business Plan.

3.7. Repayment of Existing Indebtedness. The Lender shall have received a payoff letter from the Borrowers’ existing lender under their existing financing arrangement, as well as a tender of releases and discharges of all collateral security for the existing financing arrangement, each in form and substance satisfactory to the Lender. Such Indebtedness shall be repaid contemporaneously with the making of the first Revolving Credit Loan hereunder.

3.8. Consents. All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be satisfactory to the Lender.

3.9. Material Agreements. The consummation of the transactions contemplated hereby shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default under, any material agreement of any Borrower. There shall not have occurred any default of any material contract or agreement of any Borrower.

3.10. Litigation. There shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

3.11. Perfection of Encumbrances.

(a) The Lender shall have received results of searches or other evidence reasonably satisfactory to the Lender (in each case dated as of a date reasonably satisfactory to the Lender) indicating the absence of Encumbrances, except for Permitted Encumbrances, on the assets of the Borrowers, except for which termination statements and releases reasonably satisfactory to the Lender are being tendered concurrently with such extension of credit.

(b) The Lender shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Lender to be filed, registered or recorded to create or perfect the first priority Encumbrances intended to be created under the Loan Documents and all such documents and instruments shall have been so filed (or provision made therefor), registered or recorded to the satisfaction of the Lender.

3.12. Insurance. The Lender shall be reasonably satisfied with the insurance maintained by the Borrowers, and the Lender shall have received an endorsement to such insurance policies naming the Lender as loss payee and/or additional insured and otherwise satisfactory in form and substance to the Lender.

3.13. All Fees and Expenses Paid. All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Lender in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Lender) shall have been paid in full.

3.14. No Default. No Default or Event of Default then exists.

3.15. No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon any Borrower’s financial condition when compared with such financial condition at March 31, 2005.

3.16. Benefit of Conditions Precedent. The conditions set forth in this Article 3 are for the sole benefit of the Lender and may be waived by the Lender in whole or in part without prejudice to the Lender.

No document shall be deemed delivered to the Lender until received and accepted by the Lender at its offices in Braintree, Massachusetts. Under no circumstances shall this Agreement take effect until executed and accepted by the Lender at said offices.

Article 4 - General Representations, Covenants and Warranties:

To induce the Lender to establish the credit facility contemplated herein and to induce the Lender to provide loans and advances under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrowers, in addition to all other representations, warranties, and covenants made by the Borrowers in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

4.1. Payment and Performance of Liabilities. The Borrowers shall pay each payment Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

4.2. Due Organization. Authorization. No Conflicts.

(a) Except as set forth on EXHIBIT 4.2, each Borrower presently is and shall hereafter remain in good standing as a corporation under the laws of the state in which it was organized, as set forth in the Preamble to this Agreement, and is and shall hereafter remain duly qualified and in good standing in every other state in which, by reason of the nature or location of such Borrower’s assets or operation of such Borrower’s business, such qualification may be necessary, except where the failure to so qualify would not have a Material Adverse Effect.

(b) Each Borrower’s respective organizational identification number assigned to it by the state of its incorporation and its respective federal employer identification number is listed on EXHIBIT 4.2, annexed hereto.

(c) No Borrower shall not change its state of organization; any organizational identification number assigned to such Borrower by that state; or such Borrower’s federal taxpayer identification number.

(d) Each Affiliate is listed on EXHIBIT 4.2. The Lead Borrower shall provide the Lender with prior written notice of any entity’s becoming or ceasing to be an Affiliate.

(e) Each Borrower has all requisite power and authority to execute and deliver all Loan Documents to which such Borrower is a party and has and will hereafter retain all requisite power to perform all Liabilities.

(f) The execution and delivery by each Borrower of each Loan Document to which it is a party; each Borrower’s consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by such Borrower to secure the Liabilities); each Borrower’s performance under those of the Loan Documents to which it is a party

(i) Has been duly authorized by all necessary action.

(ii) Does not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of such Borrower.

(iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of such Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

(g) The Loan Documents have been duly executed and delivered by each Borrower and are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3. Trade Names.

(a) EXHIBIT 4.3, annexed hereto, is a listing of:

(i) All names under which each Borrower conducted its business during the prior five (5) year period.

(ii) All Persons with whom any Borrower consolidated or merged, or from whom any Borrower acquired in a single transaction or in a series of related transactions substantially all of such Person’s assets during the prior five (5) year period.

(b) The Lead Borrower will provide the Lender with not less than twenty-one (21) days prior written notice (with reasonable particularity) of any change to any Borrower’s name from that under which such Borrower is conducting its business at the execution of this Agreement and will not effect such change unless such Borrower is then in compliance with all provisions of this Agreement.

4.4. Infrastructure.

(a) Each Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted following its execution of this Agreement.

(b) Each Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for such Borrower’s conduct of such Borrower’s business.

(c) To the Borrowers’ knowledge, the conduct by each Borrower of such Borrower’s business does not presently infringe (nor will such Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

4.5. Locations.

(a) The Collateral, and the books, records, and papers of the Borrowers pertaining thereto, are kept and maintained solely at those locations which are listed on EXHIBIT 4.5, annexed hereto, which EXHIBIT includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that a Borrower owns the subject location) and of all service bureaus with which any such records are maintained.

(b) No Borrower shall remove any of the Collateral from those locations listed on EXHIBIT 4.5 except for the following purposes:

(i) To accomplish sales of Inventory in the ordinary course of business.

(ii) To move Inventory from one such location to another such location.

(iii) To utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).

(c) Except upon the prior approval of the Lender, no Borrower will commit to, or open or close any location at which the Borrower maintains, offers for sales, or stores any of the Collateral.

(d) Except as otherwise disclosed pursuant to, or permitted by, this Section 4.5, no tangible personal property of any Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

4.6. Encumbrances.

(a) The Borrowers are, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances other than any Permitted Encumbrance.

(b) No Borrower shall acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for:

(i) Equipment which is merely incidental to the conduct of such Borrower’s business.

(ii) Equipment, the acquisition or right to use of which has been consented to by the Lender, which consent may be conditioned upon the Lender’s receipt of such agreement with the third party which has an interest in such Equipment as is satisfactory to the Lender.

4.7. Indebtedness. The Borrowers do not and shall not hereafter have any Indebtedness other than any Permitted Indebtedness.

4.8. Insurance.

(a) EXHIBIT 4.8, annexed hereto, is a schedule of all insurance policies owned by the Borrowers or under which any Borrower is the named insured. Each of such policies is in full force and effect. No Borrower is in material default or violation of any such policy.

(b) The Borrowers shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be satisfactory to the Lender.

(c) All insurance carried by the Borrowers shall provide for a minimum of thirty (30) days’ prior written notice of cancellation to the Lender and all such insurance which covers the Collateral shall

(i) Include an endorsement in favor of the Lender, which endorsement shall provide that the insurance, to the extent of the Lender’s interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of any Borrower or by the failure of any Borrower to comply with any warranty or condition of the policy.

(ii) Not include an endorsement in favor of any other Person.

(d) The coverage reflected on EXHIBIT 4.8 presently satisfies the foregoing requirements, it being recognized by the Borrowers, however, that such requirements may change hereafter to reflect changing circumstances.

(e) The Lead Borrower shall furnish the Lender from time to time with certificates or other evidence satisfactory to the Lender regarding compliance by the Borrowers with the foregoing requirements.

(f) In the event of the failure by the Borrowers to maintain insurance as required herein, the Lender, at its option, may obtain such insurance at the expense of the Borrowers, provided, however, the Lender’s obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrowers’ failure to have maintained such insurance.

(g) The Borrowers shall maintain at all times those policies of insurance obtained by the Borrowers and assigned to the Lender.

4.9. Licenses. EXHIBIT 4.9, annexed hereto, is a schedule of all presently effective Capital Leases material license, distributorship, franchise, and similar material agreement issued to, or to which any Borrower is a party. Each material license, distributorship, franchise, and similar agreement issued to, or to which any Borrower is a party, is in full force and effect. No party to any such license or agreement is in material default or violation thereof. No Borrower has received any notice or threat of cancellation of any such license or agreement.

4.10. Capital Leases. EXHIBIT 4.10, annexed hereto, is a schedule of all presently effective Capital Leases. (EXHIBIT 4.5 includes a list of all other presently effective Leases). Each of such Leases and Capital Leases is in full force and effect. No party to any such Lease or Capital Lease is in material default or violation of any such Lease or Capital Lease. No Borrower has received any notice or threat of cancellation of any such Lease or Capital Lease. During the existence of an Event of Default each Borrower hereby authorizes the Lender at any time and from time to time to contact any of such Borrower’s landlords in order to confirm such Borrower’s continued compliance with the terms and conditions of the Lease(s) between such Borrower and that landlord and to discuss such issues concerning such Borrower’s occupancy under such Lease(s) as the Lender may determine.

4.11. Requirements of Law. Each Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law, except where the failure of such compliance will not have a Material Adverse Effect. During the prior five (5) year period, no Borrower has received any notice of any violation of any Requirement of Law (other than of a violation which does not have a Material Adverse Effect), which violation has not been cured or otherwise remedied.

4.12. Labor Relations.

(a) No Borrower has been, and is not presently, a party to any collective bargaining or other labor contract.

(b) There is not presently pending and, to the Borrowers’ knowledge, there is not threatened any of the following:

(i) Any strike, slowdown, picketing, work stoppage, or employee grievance process.

(ii) Any proceeding against or affecting any Borrower relating to the alleged violation of any Applicable Law pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any Borrower, which, if determined adversely to such Borrower could have a Material Adverse Effect.

(iii) Any lockout of any employees by any Borrower (and no such action is contemplated by any Borrower).

(iv) Any application for the certification of a collective bargaining agent.

(c) To Borrower’s knowledge, no event has occurred or circumstance exists which could provide the basis for any work stoppage or other labor dispute.

(d) Each Borrower:

(i) Has complied in all material respects with all Applicable Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

(ii) To Borrower’s knowledge, is not liable for the payment of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for such Borrower’s failure to comply with any Applicable Law referenced in Section 4.12(d)(i).

4.13. Maintain Properties. The Borrowers shall:

(a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

(b) Not suffer or cause the waste or destruction of any material part of the Collateral.

(c) Not use any of the Collateral in violation of any policy of insurance thereon.

(d) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

(i) The sale of Inventory in compliance with this Agreement.

(ii) The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of any Borrower.

(iii) The turning over to the Lender of all Receipts as provided herein.

4.14. Taxes.

(a) With respect to the Borrowers’ federal, state, and local tax liability and obligations:

(i) Each Borrower, in compliance with all Applicable Law, has properly filed all returns due to be filed up to the date of this Agreement.

(ii) Except as described on EXHIBIT 4.14:

(A) At no time has any Borrower received from any taxing authority any request to perform any examination of or with respect to any Borrower nor any other written or verbal notice in any way relating to any claimed failure by any Borrower to comply with all Applicable Law concerning payment of any taxes or other amounts in the nature of taxes.

(B) No agreement is extant which waives or extends any statute of limitations applicable to the right of any taxing authority to assert a deficiency or make any other claim for or in respect to federal income taxes.

(C) No issue has been raised in any tax examination of any Borrower which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any taxing authority.

(b) Except where the failure to do any of the following would not reasonably be expected to have a Material Adverse Effect, each Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against such Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of such Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon such Borrower by reason of withholding from employees’ pay or by reason of such Borrower’s receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by such Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom such Borrower is obligated to so file.

4.15. No Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.16. Investment and Holding Company Status. No Borrower is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

4.17. ERISA.

(a) Neither any Borrower nor any ERISA Affiliate has ever:

(i) Violated or failed to be in full compliance with any Borrower’s Employee Benefit Plan.

(ii) Failed timely to file all reports and filings required by ERISA to be filed by any Borrower.

(iii) Engaged in any nonexempt “prohibited transactions” or “reportable events” (respectively as described in ERISA).

(iv) Engaged in, or committed, any act such that a tax or penalty reasonably could be imposed upon any Borrower on account thereof pursuant to ERISA.

(v) Accumulate any material cumulative funding deficiency within the meaning of ERISA.

(vi) Terminated any Employee Benefit Plan such that a lien could be asserted against any assets of any Borrower on account thereof pursuant to ERISA.

(vii) Been a member of, contributed to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

(b) Neither any Borrower nor any ERISA Affiliate shall ever engage in any action of the type described in Section 4.17(a).

4.18. Hazardous Materials.

(a) No Borrower has ever: (i) been legally responsible for any release or threat of release of any Hazardous Material; or (ii) received notification of the incurrence of any expense in connection with the assessment, containment, or removal of any Hazardous Material for which such Borrower would be responsible.

(b) Each Borrower shall: (i) dispose of any Hazardous Material only in compliance with all Environmental Laws and (ii) have possession of any Hazardous Material only in the ordinary course of such Borrower’s business and in compliance with all Environmental Laws.

4.19. Litigation. Except as described in EXHIBIT 4.19, annexed hereto, there is not presently pending or threatened by or against any Borrower any suit, action, proceeding, or investigation which, if determined adversely to any Borrower, would have a Material Adverse Effect upon any Borrower’s financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future. As of the Closing Date, no Borrower is the holder of any Commercial Tort Claim.

4.20. Dividends. Investments. Corporate Action. The Borrowers shall not:

(a) Pay any cash dividend or make any other distribution in respect of any class of the Borrowers’ capital stock.

(b) Make any payment on account of any Indebtedness other than payment of the Liabilities.

(c) Own, redeem, retire, purchase, or acquire any Borrower’s capital stock.

(d) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any Person.

(e) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

(f) Consolidate any Borrower’s operations with those of any other Person.

(g) Organize or create any Affiliate.

(h) Subordinate any debts or obligations owed to any Borrower by any third party to any other debts owed by such third party to any other Person.

(i) Acquire any assets other than in the ordinary course and conduct of the Borrowers’ business as conducted at the execution of this Agreement.

4.21. Loans. The Borrowers shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

(a) Advance payments made to any Borrower’s suppliers in the ordinary course.

(b) Advances to any Borrower’s officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of any Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by such Borrower.

4.22. Protection of Assets. The Lender, in the Lender’s discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner. The Borrowers shall pay to the Lender, on demand, or the Lender, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this section 4.22.

4.23. Line of Business. No Borrower shall engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

4.24. Affiliate Transactions. No Borrower shall make any payment, nor give any value to any Affiliate except for goods and services actually purchased by such Borrower from, or sold by such Borrower to, such Affiliate for a price and on terms which shall

(a) be competitive and fully deductible as an “ordinary and necessary business expense” and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

(b) be no less favorable to such Borrower than those which would have been charged and imposed in an arms length transaction.

4.25. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Closing Date, the Lead Borrower will notify the Lender thereof, and (a) the Borrowers will cause such Subsidiary to become a Borrower or Guarantor hereunder, as determined by the Lender, within three (3) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Encumbrances on such Subsidiary’s assets to secure the Liabilities as the Lender shall reasonably request, and (b) if any shares of Capital Stock or Indebtedness of such Subsidiary are owned by or on behalf of any Borrower, the Borrowers will cause such shares and promissory notes evidencing such Indebtedness to be pledged within three (3) Business Days after such Subsidiary is formed or acquired. Nothing contained herein shall be deemed a modification of any other provisions of this Agreement restricting the formation or acquisition of Subsidiaries by the Borrowers.

4.26. Further Assurances.

(a) No Borrower is not the owner of, nor has it any interest in, any property or asset which not be subject to a perfected Collateral Interest in favor of the Lender (subject only to Permitted Encumbrances) to secure the Liabilities.

(b) No Borrower will hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Lender to secure the Liabilities (subject only to Permitted Encumbrances).

(c) Each Borrower shall execute and deliver to the Lender such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Lender may reasonably request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Lender’s Collateral Interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. Each Borrower shall execute all such instruments as may be required by the Lender with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

(d) Each Borrower hereby designates the Lender as and for such Borrower’s true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Lender’s Collateral Interests in the Collateral.

(e) This Agreement constitutes an authenticated record which authorizes the Lender to file such financing statements as the Lender determines as appropriate to perfect or protect the Collateral Interests created by this Agreement.

(f) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4.27 shall be sufficient for filing to perfect the security interests granted herein.

4.27. Adequacy of Disclosure.

(a) All financial statements furnished to the Lender by each Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrowers at the date(s) thereof and the results of operations and cash flows for the period(s) covered (provided, however, that unaudited financial statements are subject to normal year end adjustments and to the absence of footnotes). There has been no change in the financial condition, results of operations, or cash flows of any Borrower since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

(b) No Borrower has any contingent obligations or obligation under any Lease or Capital Lease which is not noted in such Borrower’s financial statements furnished to the Lender prior to the execution of this Agreement.

(c) No document, instrument, agreement, or paper now or hereafter given to the Lender by or on behalf of any Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to any Borrower which has, or which, in the foreseeable future could have, a Material Adverse Effect on the financial condition of any Borrower or any such guarantor which has not been disclosed in writing to the Lender.

4.28. No Restrictions on Liabilities. No Borrower shall enter into or directly or indirectly become subject to any agreement which prohibits or restricts, in any manner, such Borrower’s:

(a) Creation of, and granting of Collateral Interests in favor of the Lender.

(b) Incurrence of Liabilities.

4.29. Other Covenants. No Borrower shall indirectly do or cause to be done any act which, if done directly by such Borrower, would breach any covenant contained in this Agreement.

Article 5 - Financial Reporting and Performance Covenants:

5.1. Maintain Records. The Borrowers shall:

(a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrowers’ financial transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrowers at the close of, and its results of operations for, the periods in question.

(b) Timely provide the Lender with those financial reports, statements, and schedules required by this Article 5 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrowers at the close of, and the results of operations for, the period(s) covered therein.

(c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

(d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and instruct such accountants to fully cooperate with, and be available to, the Lender to discuss the Borrowers’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender.

(e) Not change any Borrower’s fiscal year.

5.2. Access to Records.

(a) Each Borrower shall accord the Lender during normal business, or at any time after the occurrence and during the continuance of an Event of Default, with access from time to time as the Lender may require to all properties owned by or over which any Borrower has control. The Lender shall have the right, and each Borrower will permit the Lender from time to time as Lender may request, to examine, inspect, copy, and make extracts from any and all of any Borrower’s books, records, electronically stored data, papers, and files. Each Borrower shall make all of such Borrower’s copying facilities available to the Lender.

(b) Each Borrower hereby authorizes the Lender to:

(i) Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to such Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Lender with respect thereto.

(ii) Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with such Borrower’s computer billing companies, collection agencies, and accountants and to sign the name of such Borrower on any notice to such Borrower’s Account Debtors or verification of the Collateral.

(c) The Lender from time to time may designate one or more representatives to exercise the Lender’s rights under this Section 5.2 as fully as if the Lender were doing so.

5.3. Immediate Notice to Lender.

(a) The Lead Borrower shall provide the Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i) Any change in any Borrower’s President, chief executive officer, chief operating officer, or chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

(ii) Any ceasing of any Borrower’s making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of such payments on account of a de minimis dispute).

(iii) Any failure by any Borrower to pay rent at any of such Borrower’s locations, which failure continues for more than five (5) days following the last day on which such rent was payable without more than a de minimis adverse effect to the Borrower.

(iv) Any material adverse change in the business, operations, or financial affairs of any Borrower.

(v) Any Borrower’s becoming in Default.

(vi) Any intention on the part of any Borrower to discharge such Borrower’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 5.1(d)).

(vii) Any litigation which, if determined adversely to any Borrower, might have a Material Adverse Effect on the financial condition of such Borrower.

(b) Each Borrower shall:

(i) Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of such Borrower (qua such shareholders).

(ii) Provide the Lender, promptly after the same become publicly available, with copies of all periodic and other reports, proxy statements and other materials filed in final form by any Borrower with the Securities and Exchange Commission (including, without limitation, Forms 10K and 10Q but excluding any registration statement on Form S-8 or its equivalent), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be.

(iii) At the request of the Lender, from time to time, add the Lender as an addressee on all mailing lists maintained by or for such Borrower.

(iv) At the request of the Lender, from time to time, provide the Lender with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

(v) Provide the Lender, when received by such Borrower, with a copy of any management letter or similar communications from any accountant of such Borrower.

5.4. Borrowing Base Certificate. The Borrower shall provide the Lender by 11:30 a.m., daily, with a Borrowing Base Certificate (in the form of EXHIBIT 5.4 annexed hereto, as such form may be revised from time to time by the Lender). Such Certificate may be sent to the Lender by facsimile transmission, provided that the original thereof is forwarded to the Lender on the date of such transmission.

5.5. Monthly Reports. The Lead Borrower shall provide the Lender with the following:

(a) Monthly, within thirty (30) days following the end of each month, the Lead Borrower shall provide the Lender with an original counterpart of a management prepared financial statement of the Borrowers, which statement shall include, at a minimum, a balance sheet, income statement (on a consolidated and consolidating basis), statement of changes in shareholders’ equity, and cash flows and comparisons to the Business Plan, and the officer’s compliance certificate described in Section 5.8.

(b) Monthly, within fifteen (15) days following the end of each month, the Lead Borrower shall provide the Lender with a sales audit report, a flash collateral report, a stock ledger report, stock ledger to general ledger reconciliation, consignment reconciliation, accounts payable aging, accounts receivable aging report, and accounts receivable and payable reconciliation report (each in such form as may be specified from time to time by the Lender), and such other documentation supporting the monthly roll forward of the Borrowing Base as the Lender may require. Such reports may be sent to the Lender by facsimile or electronic mail transmission, provided that the original thereof is forwarded to the Lender on the date of such transmission

5.6. Annual Reports.

(a) Annually, within ninety (90) days following the end of the Borrowers’ fiscal year, the Lead Borrower shall furnish the Lender with the following:

(i) An original signed counterpart of the Borrower’s Consolidated annual financial statement (with consolidating schedules), which statement shall have been prepared by, and bear the unqualified opinion of, the Lead Borrower’s independent certified public accountants (i.e. said statement shall be “certified” by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders’ equity, and cash flows.

(ii) The officer’s compliance certificate described in Section 5.7.

(b) No later than the earlier of fifteen (15) days prior to the end of each of the Borrowers’ fiscal years or the date on which such accountants commence their work on the preparation of the Borrowers’ annual financial statement, the Lead Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Lender) that:

(i) Such annual financial statement will be delivered by the Lead Borrower to the Lender.

(ii) It is the primary intention of the Borrowers, in their engagement of such accountants, to satisfy the financial reporting requirements set forth in this Article 5.

(iii) The Lead Borrower has been advised that the Lender

will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by this Agreement.

(c) Each annual statement shall be accompanied by such accountant’s Certificate indicating that, in conducting the audit for such annual statement, nothing came to the attention of such accountants to believe that no Borrower is in Default (or that, if a Borrower is in Default, the facts and circumstances thereof).

5.7. Officers’ Certificates. The Lead Borrower shall cause either the Lead Borrower’s President or its Chief Financial Officer, in each instance, to provide such Person’s Certificate with those monthly financial statements to be provided within thirty (30) days of the end of each month and with those annual statements to be furnished pursuant to this Agreement, which Certificate shall:

(a) Indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the financial condition of the Borrowers at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered, subject, however to the following:

(i) Usual year end adjustments (this exception shall not be included in the Certificate which accompanies such annual statement).

(ii) Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5.12.

(b) Indicate either that (i) no Borrower is in Default, or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrowers to be taken on account thereof.

(c) Include calculations concerning the Borrowers’ compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 5.12 hereof.

5.8. Inventories, Appraisals, and Audits.

(a) The Lender, at the expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of any Borrower.

(b) The Borrowers, at their own expense, shall cause not less than one (1) physical inventory to be undertaken in each twelve (12) month period during which this Agreement is in effect (the spacing of the scheduling of which inventories shall be subject to the Lender’s discretion) conducted by such inventory takers as are satisfactory to the Lender and following such methodology as may be satisfactory to the Lender.

(i) The Lead Borrower shall provide the Lender with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by any Borrower) within ten (10) days following the completion of such inventory.

(ii) The Lead Borrower, within thirty (30) days following the completion of such inventory, shall provide the Lender with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by any Borrower) and shall post such results to the Borrowers’ stock ledger and, as applicable to the Borrowers’ other financial books and records ..

(iii) The Lender, in its discretion, if any Default exists, may cause such additional inventories to be taken as the Lender determines (each, at the expense of the Borrowers).

(c) The Lender may, at the Borrowers’ expense, obtain up to three (3) appraisals of the Collateral in any twelve (12) month period, conducted by such appraisers as are satisfactory to the Lender. Notwithstanding the foregoing, the Lender may cause additional appraisals to be undertaken as the Lender, in its reasonable discretion, deems necessary or appropriate, provided that the Borrowers shall not be obligated to pay for any such additional appraisals unless a Default has occurred.

(d) The Lender contemplates conducting two (2) commercial finance field examinations (in each event, at the Borrowers’ expense) of the Borrowers’ books and records during any twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits (likewise at the Borrowers’ expense) during such period.

5.9. Additional Financial Information.

(a) In addition to all other information required to be provided pursuant to this Article 5, the Lead Borrower promptly shall provide the Lender (and any guarantor of the Liabilities), with such other and additional information concerning the Borrowers, the Collateral, the operation of the Borrowers’ business, and the Borrowers’ financial condition, including original counterparts of financial reports and statements, as the Lender may reasonably from time to time request from the Lead Borrower.

(b) The Lead Borrower may provide the Lender, from time to time hereafter, with updated forecasts of the Borrowers’ anticipated performance and operating results.

(c) In all events, the Lead Borrower, no sooner than sixty (60) nor later than thirty (30) days prior to the end of each of the Borrowers’ fiscal years, shall provide the Lender with an updated and extended forecast which shall go out at least through the end of the then next fiscal year and shall include an income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Borrowers’ then current practices.

(d) The Lender, following the receipt of any of such forecast, may, but shall not be under any obligation to, provide its written sign-off on such forecast (in which event, such forecast shall become the Business Plan) and, if it provides such written sign-off, may by written notice to the Lead Borrower, extend or revise the financial performance covenants included on EXHIBIT 5.10(a), annexed hereto. To the extent that any changes based on year-end adjustments or revisions to the Business Plan are required as a result of major restatements, the Lead Borrower shall furnish to the Lender proposed revisions to the Business Plan. Within thirty (30) days of Lender’s receipt and acceptance of such revised Business Plan, the Lender will make any changes to the financial performance covenants which the Lender reasonably determines may be appropriate. Any revisions to financial covenants made by the Lender shall be consistent with the procedures and methodology used by the Lender in establishing the financial covenants applicable as of the date of this Agreement.

(e) In the event that the Lender does not provide its sign-off with respect to the updated and extended forecast to be provided at year-end pursuant to Section 5.10(c), above, then the Lender, by written notice to the Lead Borrower, may revise, roll-over, or extend, for the then coming fiscal year, the financial performance covenants applicable to the Borrowers pursuant to Section 5.12 hereof by extrapolation from the Business Plan.

(f) The Borrowers recognize that all appraisals, inventories, analysis, financial information, and other materials which the Lender may obtain, develop, or receive with respect to the Borrowers are confidential to the Lender and that, except as otherwise provided herein, the Borrowers are not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

5.10. Financial Performance Covenants. The Borrowers shall observe and comply with the following financial performance covenants set forth on EXHIBIT 5.10(a), annexed hereto, certain of which covenants are based on the Business Plan set forth on EXHIBIT 5.10(b), annexed hereto. Such financial performance covenants are subject to change, revision, roll over, and extension as provided in Section 5.11(d) and (e) hereof. Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants). The Lender may determine the Borrowers’ compliance with such covenants based upon financial reports and statements provided by the Lead Borrower to the Lender (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Lender.

Article 6 - Use of Collateral:

6.1. Use of Inventory Collateral.

(a) No Borrower shall engage in any of the following with respect to its Inventory:

(i) Any sale other than for fair consideration in the conduct of such Borrower’s business in the ordinary course.

(ii) Sales or other dispositions to creditors.

(iii) Sales or other dispositions in bulk, other than in the ordinary course.

(iv) Sales of any Collateral in breach of any provision of this Agreement.

(b) No sale of Inventory shall be on approval, or under any other circumstances such that, such Inventory may be returned to any Borrower without the consent of the Lender.

6.2. Inventory Quality. All Inventory now owned or hereafter acquired by any Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

6.3. Adjustments and Allowances. The Borrowers may grant such allowances or other adjustments to the Borrowers’ Account Debtors.

6.4. Validity of Accounts.

(a) The amount of each Account shown on the books, records, and invoices of the Borrowers represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrowers.

(b) The Lender from time to time may verify the Receivables Collateral directly with the Borrowers’ Account Debtors, such verification to be undertaken in keeping with commercially reasonable commercial lending standards.

(c) No Borrower has knowledge of any impairment of the validity or collectability of any of the Accounts. The Lead Borrower shall notify the Lender of any such impairment promptly after any Borrower becomes aware of any such impairment.

(d) No Borrower shall post any bond to secure such Borrower’s performance under any agreement to which such Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of such Borrower (other than to the Lender) in the event of such Borrower’s failure so to perform.

6.5. Notification to Account Debtors. The Lender shall have the right at any time after the occurrence of an Event of Default to notify any of the Borrowers’ Account Debtors to make payment directly to the Lender and to collect all amounts due on account of the Collateral.

Article 7 - Cash Management. Payment of Liabilities:

7.1. Depository Accounts.

(a) Annexed hereto as EXHIBIT 7.1 is a listing of all present DDA’s, which listing includes, with respect to each depository of the following: (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository.

(b) The Lead Borrower shall deliver the following to the Lender, as a condition to the effectiveness of this Agreement:

(i) Notification, executed on behalf of each Borrower, to each depository institution with which any DDA is maintained (other than any Exempt DDA and the Blocked Accounts), in form satisfactory to the Lender of the Lender’s interest in such DDA.

(ii) A Blocked Account Agreement with any depository institution at which either of the following conditions applies:

(A) Both any DDA (other than the Operating Account) and the Operating Account is maintained.

(B) A Blocked Account is maintained.

(c) No Borrower will establish any DDA hereafter (other than an Exempt DDA) unless, contemporaneous with such establishment, the Lead Borrower delivers the following to the Lender:

(i) Notification to the depository at which such DDA is established if the same would have been required pursuant to Section 7.1(b)(i) if the subject DDA were open at the execution of this Agreement.

(ii) A Blocked Account Agreement executed on behalf of the depository at which such DDA is established if the same would have been required pursuant to Section 7.1 (b)(ii)(B) if the subject DDA were open at the execution of this Agreement.

7.2. Credit Card Receipts.

(a) Annexed hereto as EXHIBIT 7.2, is a Schedule which describes all arrangements to which any Borrower is a party with respect to the payment to that Borrower of the proceeds of credit card charges for sales by that Borrower.

(b) The Lead Borrower shall deliver to the Lender, as a condition to the effectiveness of this Agreement, agreements, executed on behalf of each Borrower and each Borrower’s credit card clearinghouses and processors (in form satisfactory to the Lender), which agreements provide that payment of all credit card charges submitted by that Borrower to that clearinghouse or other processor and any other amount payable to that Borrower by such clearinghouse or other processor shall be directed to the Concentration Account or as otherwise designated from time to time by the Lender. No Borrower shall change such direction or designation except upon and with the prior written consent of the Lender.

7.3. The Concentration, Blocked, and Operating Accounts.

(a) The following checking accounts have been or will be established (and are so referred to herein):

(i) The “Concentration Account” (so referred to herein): Established by the Lender with LaSalle Bank.

(ii) The “Blocked Account” (so referred to herein): Established by the Lead Borrower with [Bank of America] and LaSalle Bank.

(iii) The “Operating Account” (so referred to herein): Established by the Lead Borrower with LaSalle Bank.

(b) The contents of each DDA (other than the Operating Account) and of the Blocked Account constitutes Collateral and Proceeds of Collateral. The contents of the Concentration Account constitutes the Lender’s property.

(c) The Borrowers shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Lender).

7.4. Proceeds and Collections.

(a) All Receipts and all cash proceeds of any sale or other disposition of any of the Borrowers’ assets:

(i) Constitute Collateral and proceeds of Collateral.

(ii) Shall be held in trust by the Borrowers for the Lender.

(iii) Shall not be commingled with any of the Borrowers’ other funds.

(iv) Shall be deposited and/or transferred only to the Blocked Account or the Concentration Account.

(b) The Lead Borrower shall cause the ACH or wire transfer to the Blocked or the Concentration Account, not less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of the following:

(i) The then contents of each DDA (other than any Exempt DDA), each such transfer to be net of any minimum balance, not to exceed $2,000.00, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained.

(ii) The proceeds of all credit card charges not otherwise provided for pursuant hereto.

(iii) Telephone advice (confirmed by written notice) shall be provided to the Lender on each Business Day on which any such transfer is made.

(c) Whether or not any Liabilities are then outstanding, the Lead Borrower shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily, of then entire ledger balance of the Blocked Account, net of such minimum balance, not to exceed $2,000.00, as may be required to be maintained in the Blocked Account by the depository which the Blocked Account is maintained.

(d) In the event that, notwithstanding the provisions of this Section 7.4, any Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by such Borrower for the Lender and shall not be commingled with any of such Borrower’s other funds or deposited in any account of such Borrower other than as instructed by the Lender.

7.5. Payment of Liabilities.

(a) On each Business Day, the Lender shall apply the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained) towards the unpaid balance of the Loan Account and all other Liabilities, provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made two (2) Business Days after such transfer.

(b) The following rules shall apply to deposits and payments under and pursuant to this Section 7.5:

(i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Lender by 2:00 PM on that Business Day.

(ii) Funds paid to the Lender, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Lender by 2:00 PM on that Business Day.

(iii) If notice of a deposit to the Concentration Account (Section 7.5(b)(i)) or payment (Section 7.5(b)(ii)) is not available to the Lender until after 2:00 PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 AM on the then next Business Day.

(iv) All deposits to the Concentration Account and other payments to the Lender are subject to clearance and collection.

(c) The Lender shall transfer to the Operating Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 7.5(a),

above (less those amount which are to be netted out, as provided therein) provided, however, in the event that

(i) any Borrower is in Default; and

(ii) one or more L/C’s are then outstanding,

then the Lender may establish a funded reserve of up to 105% of the aggregate Stated Amounts of such L/C’s. Such funded reserve shall either be (i) returned to the Lead Borrower provided that no Borrower is in Default or (ii) applied towards the Liabilities following the occurrence of any Event of Default described in Section 10.11 or acceleration following the occurrence of any other Event of Default.

7.6. The Operating Account. Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Lead Borrower upon, and other disbursements shall be made by the Lead Borrower solely from, one or more Operating Accounts.

Article 8 - Grant of Security Interest:

8.1. Grant of Security Interest. To secure the Borrowers’ prompt, punctual, and faithful performance of all and each of the Liabilities, each Borrower hereby grants to the Lender a continuing security interest in and to, and assigns to the Lender the following, and each item thereof, whether now owned or now due, or in which such Borrower has an interest, or hereafter acquired, arising, or to become due, or in which such Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Lender may in the future be granted a security interest, is referred to herein as the “Collateral”):

(a) All Accounts and accounts receivable.

(b) All Inventory.

(c) All General Intangibles.

(d) All Equipment.

(e) All Goods.

(f) All Fixtures.

(g) All Chattel Paper.

(h) All Letter-of-Credit Rights.

(i) All Payment Intangibles.

(j) All Supporting Obligations.

(k) All books, records, and information relating to the Collateral and/or to the operation of each Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

(l) All Leasehold Interests.

(m) All Investment Property, Instruments, Documents, Deposit Accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property.

(n) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing. (8.1(a) through 8.1(n)) or otherwise.

(o) All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing (8.1(a) through 8.1(o)), including the right of stoppage in transit.

8.2. Extent and Duration of Security Interest.

(a) The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by any Borrower to the Lender and shall continue in full force and effect applicable to all Liabilities until both

(i) all Liabilities have been paid and/or satisfied in full; and

(ii) the security interest created herein is specifically terminated in writing by a duly authorized officer of the Lender.

(b) It is intended that the Collateral Interests created herein extend to and cover all assets of each Borrower.

(c) If a Borrower shall at any time acquire a Commercial Tort Claim, the Lead Borrower shall promptly notify the Lender in writing of the details thereof and the Borrowers shall take such actions as the Lender shall request in order to grant to the Lender a perfected and first priority security interest therein and in the Proceeds thereof.

Article 9 - Lender As Borrowers’ Attorney-In-Fact:

9.1. Appointment as Attorney-In-Fact. Each Borrower hereby irrevocably constitutes and appoints the Lender (acting through any officer of the Lender) as such Borrower’s true and lawful attorney, with full power of substitution, following the occurrence of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of such Borrower, but for the sole benefit of the Lender. The rights and powers granted the Lender by this appointment include but are not limited to the right and power to:

(a) Prosecute, defend, compromise, or release any action relating to the Collateral.

(b) Sign change of address forms to change the address to which each Borrower’s mail is to be sent to such address as the Lender shall designate; receive and open each Borrower’s mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Lead Borrower or to any trustee in bankruptcy or receiver of the Lead Borrower, or other legal representative of the Lead Borrower whom the Lender determines to be the appropriate person to whom to so turn over such mail.

(c) Endorse the name of the relevant Borrower in favor of the Lender upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the relevant Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d) Sign the name of the relevant Borrower on any notice to such Borrower’s Account Debtors or verification of the Receivables Collateral; sign the relevant Borrower’s name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.

(e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which the Borrower is a beneficiary.

(f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

(g) Use, license or transfer any or all General Intangibles of each Borrower.

9.2. No Obligation to Act. The Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9.1 herein, but if the Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Lender has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

Article 10 - Events of Default:

The occurrence of any event described in this Article 10 respectively shall constitute an “Event of Default” herein. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender and any Borrower and instruments and papers heretofore, now, or hereafter given the Lender by any Borrower.

10.1. Failure to Pay the Revolving Credit. The failure by any Borrower to pay when due any principal of, interest on, or fees in respect of, the Revolving Credit.

10.2. Failure To Make Other Payments. The failure by any Borrower to pay when due (or upon demand, if payable on demand) any payment Liability other than any payment liability on account of the principal of, or interest on, or fees in respect of, the Revolving Credit.

10.3. Failure to Perform Covenant or Liability (No Grace Period). The failure by any Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability included in any of the following provisions hereof:

Section	Relates to :
4.7	Indebtedness
4.14	Pay taxes
4.20	Dividends. Investments. Other Corporate Actions
4.24	Affiliate Transactions
Article 5	Reporting Requirements and Financial Performance Covenants
Article 7	Cash Management

10.4. Failure to Perform Covenant or Liability (Grace Period). The failure by any Borrower, within ten (10) days following the earlier of any Borrower’s knowledge of a breach of any covenant or Liability not described in any of Sections 10.2, or 10.3 or of its receipt of written notice from the Lender of the breach of any of any of such covenants or Liabilities, to remedy such breach.

10.5. Misrepresentation. The determination by the Lender that any representation or warranty at any time made by any Borrower to the Lender was not true or complete in all material respects when given.

10.6. Acceleration of Other Debt. Breach of Lease. The occurrence of any event such that any Indebtedness of any Borrower to any creditor other than the Lender in excess of $250,000.00 in the aggregate, could be accelerated or, without the consent of any Borrower, any Lease is terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

10.7. Default Under Other Agreements. The occurrence of any breach of any covenant or Liability imposed by, or of any default under, any agreement (including any Loan Document) between the Lender and any Borrower or instrument given by any Borrower to the Lender and the expiry, without cure, of any applicable grace period (notwithstanding that the Lender may not have exercised all or any of its rights on account of such breach or default).

10.8. Uninsured Casualty Loss. The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral.

10.9. Attachment. Judgment. Restraint of Business.

(a) The service of process upon the Lender or any Participant seeking to attach, by trustee, mesne, or other process, any funds of any Borrower on deposit with, or assets of any Borrower in the possession of, the Lender or such Participant not bonded over or discharged within five (5) Business Days of attachment.

(b) The entry of any judgment against any Borrower in excess of $250,000.00 in the aggregate which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

(c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Borrower of its business in the ordinary course.

10.10. Business Failure. Any act by, against, or relating to any Borrower, or its property or assets, which act constitutes the determination, by such Borrower, to initiate a program of partial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any Borrower’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including any Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of any Borrower of the liquidation or winding up of all or any part of such Borrower’s business or operations.

10.11. Bankruptcy. The failure by any Borrower to generally pay the debts of such Borrower as they mature; adjudication of bankruptcy or insolvency relative to any Borrower; the entry of an order for relief or similar order with respect to any Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by any Borrower initiating any matter in which such Borrower is or may be granted any relief from the debts of such Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against any Borrower initiating any matter in which such Borrower is or may be granted any relief from the debts of such Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by such

Borrower by appropriate proceedings or, if so contested, is not dismissed within thirty (30) days of when filed.

10.12. Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, any Borrower, under any Applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any property of such Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by such Borrower of its business in the ordinary course.

10.13. Challenge to Loan Documents.

(a) Any challenge by or on behalf of any Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

10.14. Key Management. The death, disability, or failure of Ross Tannenbaum and David Greene at any time to exercise that authority and discharge those management responsibilities with respect to the Borrower as are exercised and discharged by such Person at the execution of this Agreement, unless such Person is replaced within ninety (90) days after such death, disability, or failure, with personnel satisfactory to the Lender, in the Lender’s discretion.

10.15. Change in Control. Any Change in Control.

10.16. Credit Policies. Failure by the Borrowers to establish written credit policies and improve credit approval processes to the satisfaction of the Lender on or before September 1, 2005.

Article 11 - Rights and Remedies Upon Default:

11.1. Acceleration. Upon the occurrence of any Event of Default as described in Section 10.11, all Indebtedness of the Borrowers to the Lender shall be immediately due and payable. Upon the occurrence of any Event of Default other than as described in Section 10.11, the Lender may declare all Indebtedness of the Borrowers to the Lender to be immediately due and payable and may exercise all of the Lender’s Rights and Remedies as the Lender from time to time thereafter determines as appropriate.

11.2. Rights of Enforcement. The Lender shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Lender shall have all and each of the following rights and remedies:

(a) To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Lender.

(b) To give notice to any Borrower’s customs brokers to follow the instructions of the Lender as provided in any written agreement or undertaking of such broker in favor of the Lender.

(c) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(d) To take possession of all or any portion of the Collateral.

(e) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Lender deems advisable and with or without the taking of possession of any of the Collateral.

(f) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(g) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

11.3. Sale of Collateral.

(a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Lender’s disposition of the Collateral.

(b) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Lead Borrower such notice as may be practicable under the circumstances), the Lender shall give the Lead Borrower at least ten (10) days prior notice, by authenticated record, of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Each Borrower agrees that such written notice shall satisfy all requirements for notice to such Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Lender’s rights and remedies upon default.

(c) The Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

(d) If any of the Collateral is sold, leased, or otherwise disposed of by the Lender on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Lender.

(e) The Lender shall apply the proceeds of the Lender’s exercise of its rights and remedies upon default pursuant to this Article 11 in such manner, and with such frequency, as the Lender determines.

11.4. Occupation of Business Location. In connection with the Lender’s exercise of the Lender’s rights under this Article 11, the Lender may enter upon, occupy, and use any premises owned or occupied by any Borrower, and may exclude such Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Lender. The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender’s taking possession thereof, and may render any Collateral unusable to any Borrower. In no event shall the Lender be liable to any Borrower for use or occupancy by the Lender of any premises pursuant to this Article 11, nor for any charge (such as wages for any Borrower’s employees and utilities) incurred in connection with the Lender’s exercise of the Lender’s Rights and Remedies.

11.5. Grant of Nonexclusive License. Each Borrower hereby grants to the Lender a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which such Borrower now or hereafter has rights, such license being with respect to the Lender’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

11.6. Assembly of Collateral. The Lender may require each Borrower to assemble the Collateral and make it available to the Lender at the Borrowers’ sole risk and expense at a place or places which are reasonably convenient to both the Lender and the Borrowers.

11.7. Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the “Lender’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any person, at any time, shall preclude the other or further exercise of the Lender’s Rights and Remedies. No waiver by the Lender of any of the Lender’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Lender’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Lender may determine. The Lender’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

Article 12 - Notices:

12.1. Notice Addresses. All notices, demands, and other communications made in respect of any Loan Document (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Lender:

LaSalle Retail Finance

25 Braintree Hill Office Park

Braintree, Massachusetts 02184

Attention: Robert Barnhard

Fax: (781) 353-6101

With a copy to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attention: Robert E. Paul, Esquire

Fax: (617) 880-3456

If to the Borrowers:

Dreams, Inc.

2 South University Drive

Plantation, Florida 33324

Attention: David Greene

Fax: (954) 475-8785

With a copy to:

Adorno & Yoss

350 E. Las Olas Boulevard, Suite 1700

Fort Lauderdale, Florida 33301

Attention: Joel Mayersohn, Esquire

Fax: (954) 766-7800

12.2. Notice Given.

(a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i) By mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

(ii) By recognized overnight express delivery: the Business Day following the day when sent.

(iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

(iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

(b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or facsimile number for which no due notice was given shall each be deemed receipt of the notice sent.

Article 13 - Term:

13.1. Termination of Revolving Credit. The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2.6 hereof) until the Termination Date. The Lender and the Borrowers hereby agree to use reasonable efforts to renew the Revolving Credit on or before the Termination Date on terms mutually acceptable to both parties; provided, however, that the Borrowers acknowledge that this Section 13.1 does not constitute a commitment on the part of the Lender to renew or extend the Revolving Credit, but rather is the agreement of the Lender to use reasonable efforts to do so.

13.2. Actions On Termination.

(a) On the Termination Date, the Borrowers shall pay the Lender (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the following:

(i) The entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans ).

(ii) Any then remaining installments of the Revolving Credit Commitment Fee.

(iii) Any payments due on account of the indemnification obligations included in Section 2.10(e).

(iv) Any accrued and unpaid Unused Line Fee.

(v) Any applicable Revolving Credit Early Termination Fee.

(vi) All unreimbursed costs and expenses of the Lender; for which the Borrowers are responsible.

(vii) All other Liabilities.

(b) On the Termination Date, the Borrowers shall also shall make such arrangements concerning any L/C’s then outstanding as are reasonably satisfactory to the Lender.

(c) Until such payment (Section 13.2(a)) and arrangements concerning L/C’s (Section 13.2(b)), all provisions of this Agreement, other than those included in Article 2 which place any obligation on the Lender to make any loans or advances or to provide any financial accommodations to the Borrowers, shall remain in full force and effect until all Liabilities shall have been paid in full.

(d) The release by the Lender of the Collateral Interests granted the Lender by the Borrowers hereunder may be upon such conditions and indemnifications as the Lender may require.

Article 14 - General:

14.1. Protection of Collateral. The Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender.

14.2. Publicity. The Lender may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrowers (and may utilize any logo or other distinctive symbol associated with the Borrowers) in connection with any advertising, promotion, or marketing (including reference in any “case study” of the creditor facility contemplated hereby) undertaken by the Lender.

14.3. Successors and Assigns. This Agreement shall be binding upon each Borrower and their respective representatives, successors, and assigns and shall enure to the benefit of the Lender and its successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to any Borrower shall have any rights hereunder. In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

14.4. Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

14.5. Amendments. Course of Dealing.

(a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrowers and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Lead Borrower of any Borrower’s having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Lender to the manner by which the Borrowing Base is determined shall obligate the Lender to continue to determine the Borrowing Base in that manner.

(b) Each Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

14.6. Power of Attorney. In connection with all powers of attorney included in this Agreement, each Borrower hereby grants unto the Lender (acting through any of its officers) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as such Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by any Borrower and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender.

14.7. Application of Proceeds. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Lender determines in its sole discretion, consistent, however, with all applicable provisions of this Agreement. The Borrowers shall remain liable for any deficiency remaining following such application.

14.8. Increased Costs. If, as a result of any Requirement of Law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

(a) subjects the Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrowers to the Lender under this Agreement (except for taxes on the Lender based on net income or capital imposed by the jurisdiction in which the principal or lending offices of the Lender are located);

(b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of the Lender;

(c) imposes on the Lender any other condition with respect to any Loan Document; or

(d) imposes on the Lender a requirement to maintain or allocate capital in relation to the Liabilities;

and the result of any of the foregoing, in the Lender’s reasonable opinion, is to increase the cost to the Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by the Lender in respect of any loan, advance or financial accommodation by an amount which the Lender deems to be material, then upon written notice from the Lender, from time to time, to the Lead Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrowers shall forthwith pay to the Lender, upon receipt of such notice, that amount which shall compensate the Lender for such additional cost or reduction in income.

14.9. Costs and Expenses of the Lender.

(a) The Borrowers shall promptly pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements (including attorneys’ reasonable fees and expenses) which are incurred by the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

(b) Each Borrower authorizes the Lender to pay all such fees and expenses and, in the Lender’s discretion, to add such fees and expenses to the Loan Account.

(c) The undertaking on the part of the Borrowers in this Section 14.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of any Borrower, other than a termination, release, or discharge which makes specific reference to this Section 14.9.

14.10. Copies and Facsimiles. Each Loan Document and all documents and papers which relates thereto which have been or may be hereinafter furnished the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

14.11. Massachusetts Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of The Commonwealth of Massachusetts.

14.12. Consent to Jurisdiction.

(a) Each Borrower agrees that any legal action, proceeding, case, or controversy against any Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Lender may elect in the Lender’s sole discretion. By execution and delivery of this Agreement, each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b) Each Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Lead Borrower at the Lead Borrower’s address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

(c) Each Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d) Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.

(e) Each Borrower agrees that any action commenced by any Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

14.13. Indemnification. Each Borrower shall indemnify, defend, and hold the Lender and any Participant and any of their respective employees, officers, or agents (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by any Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys’ reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of any Borrower or of any other guarantor or endorser of the Liabilities, including all costs, expenses, liabilities, and damages as may be suffered by any Indemnified Person in connection with (x) the Collateral; (y) the occurrence of any Event of Default; or (z) the exercise of any rights or remedies under any of the Loan Documents (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender’s selection, but at the expense of the Borrowers) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrowers, other than a termination, release, or discharge duly executed on behalf of the Lender which makes specific reference to this Section 14.13.

14.14. Rules of Construction. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a) Unless otherwise specifically provided for herein (and then only to the extent so provided), interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

(b) Words in the singular include the plural and words in the plural include the singular.

(c) Unless otherwise specifically provided for herein or in a specific Loan Document (and then only to the extent so provided), as between the parties hereto or to any Loan Document, the definitions of the following terms, as included in the UCC, are deemed to be as follows for purposes of the performance of obligations arising under or in respect of any Loan Document:

(i) “Authenticate” means “signed”.

(ii) “Record” means written information in a tangible form.

(d) Titles, headings (indicated by being underlined or shown in small capitals) and any table of contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument’s meaning, construction, or effect.

(e) The words “includes” and “including” are not limiting.

(f) Text which follows the words “including, without limitation” (or similar words) is illustrative and not limitational.

(g) Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(h) The words “may not” are prohibitive and not permissive.

(i) Any reference to a Person’s “knowledge” (or words of similar import) are to such Person’s knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such “knowledge” (whether or not such investigation has actually been undertaken).

(j) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(k) The term “Dollars” and the symbol “$” each refers to United States Dollars.

(l) Unless limited by reference to a particular Section or provision, any reference to “herein”, “hereof”, or “within” is to the entire Loan Document in which such reference is made.

(m) References to “this Agreement” or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(n) Except as otherwise specifically provided, all references to time are to Boston time.

(o) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i) Unless otherwise provided (A) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (B) the period so computed shall end at 5:00 PM on the relevant Business Day.

(ii) The word “from” means “from and including”.

(iii) The words “to” and “until” each mean “to, but excluding”.

(iv) The word “through” means “to and including”.

(p) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 14.15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

14.15. Intent. It is intended that:

(a) This Agreement take effect as a sealed instrument.

(b) The scope of all Collateral Interests created by the Borrowers to secure the Liabilities be broadly construed in favor of the Lender and that they cover all assets of the Borrowers.

(c) All Collateral Interests created in favor of the Lender at any time and from time to time secure all Liabilities, whether now existing or contemplated or hereafter arising.

(d) All reasonable costs, expenses, and disbursements incurred by the Lender in connection with the Lender’s relationship(s) with any Borrower shall be borne by the Borrowers.

(e) Unless otherwise explicitly provided herein, the Lender’s consent to any action of any Borrower which is prohibited unless such consent is given may be given or refused by the Lender in its sole discretion and without reference to Section 2.16 hereof.

14.16. Participations: The Lender may sell participations in the Lender’s interests herein to one or more financial institutions (each, a “Participant”).

14.17. Right of Set-Off. Any and all deposits or other sums at any time credited by or due to any Borrower from the Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of any Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the Borrowers to the Lender or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time such are then due, whether or not other collateral is then available to the Lender.

14.18. Pledges To Federal Reserve Banks. Nothing included in this Agreement shall prevent or limit the Lender, to the extent that the Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341) from pledging all or any portion of that Lender’s interest and rights under this Agreement; provided, however, neither such pledge nor the enforcement thereof shall release the Lender from any of its obligations hereunder or under any of the Loan Documents.

14.19. Maximum Interest Rate. Regardless of any provision of any Loan Document, the Lender shall never be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by Applicable Law. Any payment which is made which, if treated as interest on a Liability would result in such interest’s exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were “Collateral.”

14.20. Waivers.

(a) Each Borrower (and all guarantors, endorsers, and sureties of the Liabilities) makes each of the waivers included in Section 14.20(b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether not or in the future, is relying on such waivers.

(b) EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Lender’s exercising of the Lender’s rights upon default.

(iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON, AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY.

(iv) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Lender may or may become entitled to take hereunder.

(v) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(vi) Any claim to consequential, special, or punitive damages.

14.21. Additional Waivers.

(a) The Liabilities are the joint and several obligations of each Borrower. To the fullest extent permitted by applicable law, the obligations of each Borrower hereunder shall not be affected by (i) the failure of the Lender to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, including with respect to any other Borrower of the Liabilities, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Lender.

(b) The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Liabilities), including any claim of waiver, release, surrender, alteration or compromise of any of the Liabilities, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Liabilities or otherwise. Without limiting the generality of the foregoing, the obligations of each

Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Liabilities, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of all the Liabilities).

(c) To the fullest extent permitted by applicable law, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Liabilities or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, other than the indefeasible payment in full in cash of all the Liabilities. The Lender may, at its election, foreclose on any security held by the Lender by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Liabilities, make any other accommodation with any other Borrower, or exercise any other right or remedy available to them against any other Borrower, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent that all the Liabilities have been indefeasibly paid in full in cash. Pursuant to applicable law, each Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.

(d) Upon payment by any Borrower of any Liabilities, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Liabilities. In addition, any indebtedness of any Borrower now or hereafter held by any other Borrower is hereby subordinated in right of payment to the prior payment in full of the Liabilities. None of the Borrowers will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Borrower on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Borrower, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited against the payment of the Liabilities, whether matured or unmatured, in accordance with the terms of the Loan Documents.

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DREAMS, INC.
(“Lead Borrower”)

By:

Print Name:

Title:

(“Borrowers”)

DREAMS FRANCHISE CORPORATION

By:

Name:

Title:

DREAMS ENTERTAINMENT, INC.

By:

Name:

Title:

DREAMS PRODUCTS, INC.

By:

Name:

Title:

DREAMS RETAIL CORPORATION

By:

Name:

Title:

DREAMS PARAMUS, LLC

By:

Name:

Title:

DREAMS/PRO SPORTS, INC.

By:

Name:

Title:

FANSEDGE INCORPORATED

By:

Name:

Title:

THE GREENE ORGANIZATION, INC.

By:

Name:

Title:

THE SPORTS COLLECTIBLES & AUCTION COMPANY, INC.

By:

Name:

Title:

LASALLE BUSINESS CREDIT, LLC,
As Agent for Standard Federal Bank National Association, acting through its division, LASALLE RETAIL FINANCE (“Lender”)

By:

Print Name:	Barbara Anderson

Title:	Senior Vice President

SCHEDULE 1

Dreams, Inc., a Utah corporation, with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.

Dreams Franchise Corporation, a California corporation, with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.

Dreams Entertainment, Inc., a Utah corporation, with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.

Dreams Products, Inc., a Utah corporation, with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.

Dreams Retail Corporation, a Florida corporation, with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.

Dreams Paramus, LLC, a Florida limited liability company, with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.

Dreams/Pro Sports, Inc., a Florida corporation, with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.

FansEdge Incorporated, a Delaware corporation, with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.

The Greene Organization, Inc., a Florida corporation, with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.

The Sports Collectibles & Auction Company, Inc., a Florida corporation, with its principal executive offices at 2 South University Drive, Suite 325, Plantation, Florida 33324.